Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of September 25, 2020

among

SCULPTOR CAPITAL LP,

as Borrower,

SCULPTOR CAPITAL ADVISORS LP,

as a Guarantor,

SCULPTOR CAPITAL ADVISORS II LP,

as a Guarantor,

CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

VARIOUS LENDERS,

and

DELAWARE LIFE INSURANCE COMPANY,

as Administrative Agent

$320,000,000 Senior Secured Term Loan Facility

$25,000,000 Revolving Credit Facility

-i-

-ii-

-iii-

APPENDICES:

A-1	–	Term Loan Commitments
A-2	–	Revolving Commitments

SCHEDULES:

4.07	–	Liabilities
5.09(a)	–	Post-Closing Matters
6.01	–	Indebtedness
6.02		Liens
6.04	–	Certain Restrictions on Subsidiary Distributions
6.14	–	Exceptions to No Further Negative Pledge

EXHIBITS:

A-l	–	Funding Notice
A-2	–	Conversion/Continuation Notice
B-1	–	Term Loan Note
B-2	–	Revolving Loan Note
C	–	Compliance Certificate
D	–	Assignment Agreement
E	–	Certificate re Non-Bank Status
F-1	–	Effective Date Certificate
F-2	–	Closing Date Certificate
G	–	Counterpart Agreement
H	–	Subordination Provision
I	–	Form of Reconciliation Statement

-iv-

J	–	Form of Perfection Certificate
K	–	Form of Security Agreement
L	–	[Reserved]
M	–	Form of Solvency Certificate
N-1	–	Form of Warrant
N-2	–	Form of Restricted Stock Purchase Agreement
O	–	Form of Board Representation Agreement

-v-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of September 25, 2020, is entered into by and among SCULPTOR CAPITAL LP, a Delaware limited partnership (“Sculptor Capital” or “Borrower”), as borrower, SCULPTOR CAPITAL ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Guarantor, SCULPTOR CAPITAL ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Guarantor, CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME, the Lenders party hereto from time to time and DELAWARE LIFE INSURANCE COMPANY, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Term Loan Lenders have agreed to extend a senior secured term loan facility to Borrower, in an initial aggregate principal amount not to exceed $320,000,000 and the Revolving Lenders have agreed to extend a senior secured revolving credit facility to Borrower, in an initial aggregate principal amount not to exceed $25,000,000, in accordance with terms and conditions hereof.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. The following terms used herein, including in the preamble, Recitals, Exhibits and Schedules hereto, shall have the following meanings:

“Accrued PIK Interest” means the payment-in-kind of interest in respect of the Loan by increasing and capitalizing such interest on the outstanding principal amount of the Loan pursuant to Section 2.05(e).

“Adjusted Distributable Earnings” means Distributable Earnings, calculated net of:

(A) the aggregate amount of Restricted Payments pursuant to Section 6.03(a), Section 6.03(d), Section 6.03(i), Section 6.03(k) and Section 6.03(m) in respect of such Fiscal Year, and

(B) so long as made during such Fiscal Year, or contractually committed during such Fiscal Year to be made within ninety (90) days from the last day of such Fiscal Year (or, in the case of (ii) below, 120 days from the last day of such Fiscal Year):

(i)	the aggregate amount of all voluntary prepayments of the Term Loans pursuant to Section 2.10(a) (voluntary prepayments);

(ii)

funding of new firm products and investments and expenses incurred in connection with any Sculptor Fund, platform arrangement, joint venture or other Affiliate of any Credit Party or Sculptor Subsidiary;

(iii)

investments and expenses incurred in connection with securitization structures; AIS Investments or the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries;

(iv)	funding of unfunded capital commitments;

(v)

Annual Capital Expenditures; provided that the sum of the amount of Annual Capital Expenditures (excluding any expenditures related to the building, development, remodeling or refurbishment of office space) shall not exceed $15.0 million per Fiscal Year;

(vi)	buybacks of units of the Credit Parties;

(vii)

amounts of cash paid in connection with the normal course settlement of restricted stock units issued by the Issuer or the Credit Parties (subject to appropriate adjustment in the event of any equity dividend, equity split, combination of other similar recapitalization); provided that the amount of cash paid per restricted stock unit shall not exceed 55% of the value of such restricted stock unit;

(viii)	regulatory capital reserves; and

(ix)

the aggregate amount of all principal payments and purchases of Indebtedness of any Credit Party or any Sculptor Subsidiary (including (A) the principal component of payments in respect of Capital Leases and (B) Term Loans pursuant to Section 2.09(a), but excluding (x) Revolving Loans, except to the extent there is an equivalent permanent reduction in Revolving Commitments and (y) all other prepayments of Term Loans);

provided, that (x) any reductions pursuant to (A) and (B) of this definition (other than reductions resulting from voluntary prepayments of the Term Loans pursuant to Section 2.10(a)) shall reduce the amount of Adjusted Distributable Earnings for such fiscal year (but shall not result in a dollar-for-dollar reduction of the mandatory prepayment required pursuant to Section 2.10(d)(iv)) and (y) reductions resulting from voluntary prepayments of the Term Loans pursuant to Section 2.10(a) shall reduce on a dollar-for dollar basis the amount of the mandatory prepayment required pursuant to Section 2.10(d)(iv).

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing, claim or dispute at law or in equity, in arbitration or before or by any Governmental Authority pending or, to the knowledge of any Credit Party, threatened in writing against the Borrower, Advisors, Advisors II any other Guarantor or any Sculptor Subsidiary, or any property of the Borrower, Advisors, Advisors II any other Guarantor or any Sculptor Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors II” as defined in the preamble hereto.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; provided, however, that no Lender shall be considered an Affiliate of the Issuer or any Credit Party and no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of being a Lender or holder of Warrants or the shares underlying the Warrants upon exercise. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Africo Litigation” means the pending claims for restitution in U.S. vs. Oz Africa Management GP, LLC, Cr No. 16-515 (NGG) (EDNY).

“Africo Litigation Settlement” means the entry of a judgment and commitment order (i.e., a final order) by the judge in the Africo Litigation for restitution.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of September 25, 2020, as it may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO” as defined in Section 2.10(d)(ix).

“AIS Investment” as defined in the definition of “Alternate Investment Subsidiary.”

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.75%, such rate shall be deemed to be 1.75% for the purposes of this Agreement.

“Alternate Investment Subsidiary” means a Sculptor Subsidiary (other than a Credit Party) that (i) is a special purpose vehicle formed for the purpose of making and holding and/or financing equity investments (other than investments in Risk Retention Interests) in Sculptor Funds or other investment vehicles (any such investment, an “AIS Investment”) where a Credit Party or a Sculptor Subsidiary is directly or indirectly the general partner, manager, managing member, collateral manager, asset manager, investment manager, investment adviser or servicer, or otherwise has the power to direct or cause the direction, of the management of such Sculptor Fund or other investment vehicle, and (ii) is not engaged in any other material activities and does not have any other material assets other than as described above, activities and assets relating to purchasing, acquiring or retaining AIS Investments, any other businesses that have been entered into substantially related or ancillary to the businesses described in this definition, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Annual Capital Expenditures” means, with respect to each Fiscal Year of the Issuer, the aggregate of all expenditures by the Issuer and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Issuer and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower, any other Credit Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means (i) from the Closing Date to the date two (2) Business Days immediately following the earlier to occur of any Pricing Step-Up Event, 6.25% in the case of Eurodollar Rate Loans (or 5.25% in the case of Base Rate Loans) and (ii) thereafter, 8.25% in the case of Eurodollar Rate Loans (or 7.25% in the case of Base Rate Loans); provided that (A) in no event the Applicable Margin shall exceed 8.25% in the case of Eurodollar Rate Loans (or 7.25% in the case of Base Rate Loans) (other than in connection with default interest pursuant to Section 2.07) and (B) following the earlier to occur of any of (x) a Leverage Based Step-Down Event and (y) a Prepayment Based Step-Down Event, the Applicable Margin shall be 6.25% in the case of Eurodollar Rate Loans (or 5.25% in the case of Base Rate Loans) provided, further, (1) in the case of clause (x), so long as no Prepayment Based Step-Up Condition has occurred and (2) in the case of clause (y), so long as no Leverage Based Step-Up Event has occurred; provided, further that upon the occurrence of a Fall-Away Trigger the Applicable Margin shall be 6.25% in the case of Eurodollar Rate Loans (or 5.25% in the case of Base Rate Loans) and may not be increased due to a subsequent Leverage Based Step-Up Event; and provided, further, that following delivery of a Cash Sweep Notice to the Borrower, (1) the Applicable Margin then applicable pursuant to clauses (i) and (ii) of this definition shall be reduced by 0.75% and (2) if the aggregate principal amount of the Term Loans repaid pursuant to Sections 2.09(a), 2.10(a), 2.10(d)(iv) equals or exceeds $175,000,000, the then Applicable Margin shall be reduced by an additional 0.75%.

“Approved Electronic Platform” has the meaning assigned to it in Section 9.12(a).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the Sculptor Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any Sculptor Subsidiary, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and the Sculptor Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property to any Credit Party or Sculptor Subsidiary permitted pursuant to Section 6.15; provided that any such transactions between or among any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any of their respective Sculptor Subsidiaries or Owned Entities other than a Sculptor Fund) and any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration of less than $5,000,000 with respect to any transaction or series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions, (viii) the abandonment or other sale, transfer, disposal or disposition of Intellectual Property Rights that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole, (ix) sales or other transfers or dispositions of Margin Stock, (x) issuances by the Borrower, Advisors, Advisors II and/or any New Advisor Guarantor to any Person other than a Credit Party or a Sculptor Subsidiary of its Equity Interests (including, for the avoidance of doubt, Sculptor Operating Group A-1 Units, and Sculptor Operating Group E Units), Class C Non-Equity Interests, Sculptor Operating Group D Units, Sculptor Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable, including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments not prohibited under Section 6.03, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments that do not constitute a Line of Business Asset Sale, and (xvi) subject to Section 6.15, sales, leases, licenses, exchanges, transfers, disposals or other dispositions (other than a sale of all or substantially all assets of the Credit Parties and the Sculptor Subsidiaries, taken as a whole) that do not constitute a Line of Business Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent or any other form approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.06(b).

“AUM” means, as of any date, total fee-paying assets under management of the Credit Parties and their consolidated Subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date, but excluding any fee-paying assets if the fee charged on such assets is less than 0.07%.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, treasurer, president or a vice president (or the equivalent thereof) of such Person or of such Person’s general partner or equivalent.

“Available Adjusted Distributable Earnings” means, an amount, not less than zero, determined on a cumulative basis, equal to the amount of Adjusted Distributable Earnings for the Fiscal Year ending December 31, 2020 and each completed Fiscal Year thereafter that is not required prior to the applicable date to be applied to make mandatory prepayments of Term Loans pursuant to Section 2.10(d)(iv) (it being understood, for the avoidance of doubt that, solely for purposes of this definition Available Adjusted Distributable Earnings for any Fiscal Year shall be deemed to be zero until the payment required pursuant to Section 2.10(d)(iv) for such Fiscal Year has been made).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Screen Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, “Interest Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Screen Rate, (i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or (ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Screen Rate, (i) a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; (ii) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or (iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Screen Rate and solely to the extent that the Screen Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Screen Rate for all purposes hereunder in accordance with Section 2.14(f) and (y) ending at the time that a Benchmark Replacement has replaced the Screen Rate for all purposes hereunder pursuant to Section 2.14(f).

“Beneficiary” means Administrative Agent and any Lender.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Board Representation Agreement” means that certain agreement between the Issuer and Delaware Life to be executed as of the Closing Date relating to the appointment of a director to the Board of the Issuer, substantially in the form attached hereto as Exhibit O.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Call Premium” means, subject to Section 2.08(c), in the case of (i) a voluntary prepayment of Term Loans under Section 2.10(a) (other than voluntary prepayments (x) of up to $175,000,000 of principal of Term Loans during the Par Prepayment Period or (y) up to $100,000,000 in accordance with the definitions of the Minimum Prepayment/Buyback Amount or the Minimum Term Loan Prepayment Amount, in each case, to the extent not financed with the proceeds of long-term third party Indebtedness), (ii) a repayment of the Term Loans related to a Change of Control, (iii) in the event of any mandatory prepayment of the Term Loans (other than pursuant to Section 2.10(d)(iv) or Section 8.02) or (iv) at any time the Obligations become due and payable prior to the Call Protection Termination Date following an acceleration pursuant to Article 8, by operation of law or otherwise, (a) if occurring prior to the second anniversary of the Closing Date, an amount equal to the Make-Whole Amount plus three percent (3%) of the principal amount of the Term Loans being so repaid or prepaid, (b) if occurring at any time on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, a premium of 3.00% of the principal amount of the Term Loans so paid, purchased, prepaid or accelerated, (c) if occurring at any time on or after the third anniversary of the Closing Date and prior to the Call Protection Date, a premium of 2.00% of the principal amount of the Term Loans so paid, purchased, prepaid or accelerated and (d) if occurring on or after the Call Protection Termination Date, 0%.

“Call Protection Termination Date” has the meaning assigned thereto in Section 2.08(c).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Cash” means money, currency or a credit balance in any demand or deposit account, securities account or commodity account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 as of the date of the acquisition thereof or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof as of the date of the acquisition thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, as of the date of each respective transaction and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Sweep Notice” means a written notice by the DLIC Lender prior to October 9, 2020 electing to (i) apply 100% of Adjusted Distributable Earnings to the mandatory prepayment of Term Loans pursuant to Section 2.10(d)(iv)(ii), (ii) reduce the then Applicable Margin applicable to the Term Loans as described in the definition of “Applicable Margin” and (iii) reduce the amount of Warrant Shares (as such term is defined in the Warrant) or Restricted Shares (as such term is defined in the Restricted Stock Agreement), as applicable, to a number representing, solely as a result of this definition, 6.5% of the fully diluted ownership of the Issuer as of the Closing Date.

“Certificate re Non-Bank Status” as defined in Section 2.16(f)(ii)(B)(3).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means, at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of the Issuer, Borrower, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis or (ii) one or more Permitted Holders has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 75% or more of the voting interests in the Equity Interests of the Issuer Borrower, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis.

“Class” means when used in respect of any (i) Lenders, each of the following classes of Lenders: (a) Lenders having Term Loans and (b) Lenders having Revolving Exposure, (ii) Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans, (iii) Commitment, each of the following classes of Commitments: (a) Term Loan Commitment and (b) Revolving Commitment.

“Class A Common Units” means the interests designated as “Class A Common Units” by each of the Borrower, Advisors and Advisors II.

“Class A Shares” means the Class A common stock of the Issuer.

“Class C Non-Equity Interest” means a non-equity interest in each of the Borrower, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of the Borrower, Advisors and Advisors II and any comparable non-equity interest in any New Advisor Guarantor on which discretionary income allocation may be made to partners of any New Advisor Guarantor.

“Closing Date” means the date on which all conditions precedent in Section 3.02 are satisfied or have been waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-2.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Collateral” means all the “Collateral” (or any equivalent term) as defined in any Collateral Document and all other Property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, each guarantee agreement, security agreement, intellectual property security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to this Agreement or any other Credit Document and each of the other agreements, instruments or documents executed by any Credit Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Economic Income” means, for any period, an amount calculated on a combined basis for Credit Parties and the Sculptor Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended June 30, 2020 or such other period consented to by the Administrative Agent in writing, equal to (i) Economic Income (as defined in such earnings press release) for such period (for, avoidance of doubt, adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the Sculptor Subsidiaries on a combined basis in accordance with GAAP for such period) minus (ii) incentive income for such period plus (iii) total bonus expense for such period minus (iv) 50% of the Minimum Bonus Expense for such period plus (v) the excess of (x) Pro Forma Incentive Income for such period minus (y)

Pro Forma Incentive Compensation Expense for such period plus (vi) interest expenses for such period and excluding (vii) extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this clause (vii) in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four Fiscal Quarter period or (y) $150,000,000 during the term of this Agreement; provided, further, that legal provisions or settlements as well as professional services expenses related to the Africo Litigation, professional service expenses related to the SEC and U.S. Department of Justice settlement that occurred in September 2016 and the recapitalization that occurred in February 2019 and related strategic actions shall not be subject to such cap and provided, further, that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

“Combined Total Debt” means, as at any date of determination, without duplication, the aggregate stated balance sheet amount of (a) all Indebtedness of Credit Parties and the Sculptor Subsidiaries of the type described in clauses (i), (ii), (iii), (v), (vi) (only to the extent the applicable letter of credit has been drawn and not reimbursed), and (vii) of the definition of Indebtedness (other than intercompany Indebtedness among any of the Credit Parties and Sculptor Subsidiaries) and (b) all Guarantees of Credit Parties and Sculptor Subsidiaries in respect of Indebtedness of the type described in clause (a) of this definition, each determined on a combined basis in accordance with GAAP; provided, however, that in any event “Combined Total Debt” shall exclude any Indebtedness of any Sculptor Fund that is consolidated into the Issuer or any Credit Party (but for the avoidance of doubt, shall include any Guarantee by any Credit Party or any Sculptor Subsidiary of any such Indebtedness of any Sculptor Fund described in clause (b) of this definition); provided, further, that in any event “Combined Total Debt” shall exclude any Indebtedness described in Sections 6.01(v) and 6.01(w) that is not recourse to the Borrower or any Non-SPVS (other than to the Equity Interests of a Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary, as applicable, and their respective Subsidiaries and Owned Entities).

“Combined Total Net Debt” means, as at any date of determination, the excess of (i) Combined Total Debt as of such date minus (ii) Cash and Cash Equivalents.

“Commitment” means with respect to any Lender, such Lender’s Term Loan Commitment, Revolving Commitment, and “Commitments” means, for each Class of Commitment, such commitments of all Lenders of such Class in the aggregate.

“Commitment Fees” as defined in Section 2.08.

“Commitment Fee Rate” means 0.50%.

“Committed Cash” means, as of the end of each Fiscal Year, the sum of all Cash and Cash Equivalents reserved by the Credit Parties and their Subsidiaries

(i) in respect of any incentive fees received in cash to the extent such fees are not recorded as income in the financial statements;

(ii) in respect of any management fees received in cash to the extent such fees are not recorded as income in the financial statements;

(iii) in respect of cumulative bonus accruals as reported in the financial statements for such year that are expected to be settled in cash in the following Fiscal Year;

(iv) in respect of any grant of deferred fund interests; provided that such grants are to be converted into fund interests in the following Fiscal Year;

(v) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in Distributable Earnings that have not yet been distributed by the Credit Parties and their Subsidiaries;

(vi) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP;

(vii) to satisfy any applicable then existing regulatory capital reserves or contractual requirement to deposit or hold back cash in reserve and that is entered into in the ordinary course of business;

(viii) in respect of any deferred rent;

(ix) in respect of investments in new products, investments and expenses incurred in connection with any Sculptor Fund, joint venture or other Affiliate of any Credit Party or Sculptor Subsidiary, investments and expenses incurred in connection with securitization structures, AIS Investments or the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries, and funding of unfunded capital commitments that were contractually committed during such Fiscal Year that will be paid within 120 days from the last day of such Fiscal Year, provided that Committed Cash shall be reduced in the following Fiscal Year by the amount of such funding not actually used for such purposes during the 120 day period following the last day of such Fiscal Year; and

(x) in respect of any dividends or distributions with respect to any Fiscal Year, with such amounts expected to be declared and paid during the following quarter.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.12.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Contribution Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.08.

“Cost Sharing Arrangement” means any cost sharing, cash contribution or offset arrangements (other than Expense Allocation Agreements) entered into by any Credit Party or Sculptor Subsidiary from time to time in respect of allocated costs and expenses of the Issuer or any Subsidiary of the Issuer (other than any Sculptor Fund or any Subsidiary thereof), provided that any expenses, fees, costs, cash contributions and other charges or amounts allocated to or payable or offset by any Credit Party or Sculptor Subsidiary pursuant to such arrangements shall be accounted for as expenses of such Credit Party or Sculptor Subsidiary.

“Credit Date” means the date of a Credit Extension, which shall be a Business Day.

“Credit Document” means (i) any of this Agreement, the Notes (if any), the Collateral Documents, each Counterpart Agreement and any subordination agreement entered into pursuant to this Agreement, including any amendments, supplements, consents, joinder or waivers to the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) solely for purposes of Section 3.01, Article 7, Article 8 and Section 10.03 (including the defined terms used therein) (but not, for the avoidance of doubt, for purposes of Section 10.05), the Fee Letter.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor (including each New Advisor Guarantor).

“Cumulative Credit” means, at any date of determination, an amount, not less than zero in the aggregate (for the avoidance of doubt, the Cumulative Credit for any one Fiscal Year may be less than zero), determined on a cumulative basis equal to, without duplication,

(a) the amount of any capital contributions or other proceeds of issuances of Class A Shares or other Equity Interests (other than any amounts constituting a Specified Equity Contribution) received as cash equity by any Credit Party, during the period from and including the day immediately following the Closing Date through and including such time, provided that such contributions must be used to make Restricted Payments within eighteen (18) months of the receipt by any Credit Party, plus

(b) Available Adjusted Distributable Earnings, minus

(c) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 6.3(l) after the Closing Date and prior to such time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and the Sculptor Subsidiaries’ operations and not for speculative purposes.

“Debt Rating” means, as of any date of determination, the credit rating then assigned to the Borrower’s long-term senior unsecured debt by one of the Rating Agencies. For purposes of the foregoing, if there are Debt Ratings by more than one Rating Agency, the highest of the ratings shall control. In the event that the Borrower shall have obtained a credit rating from any or all of the Rating Agencies and shall thereafter lose such rating or ratings (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agencies and as a result does not have a credit rating from one or more of the Rating Agencies, the Borrower shall be deemed for the purposes hereof not to have a credit rating.

If the rating system of two or more of the Rating Agencies shall change, or if two or more of the Rating Agencies shall cease to be in the business of rating corporate obligors, the Borrower and the Administrative Agent shall negotiate in good faith to amend the definition of “Rating Downgrade” and “Rating Upgrade” to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the provisions and definitions of this Agreement that are determined by reference to a Debt Rating shall be construed to disregard the rating from such Rating Agency.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within one Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an Authorized Officer of such Lender that it shall comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s and such Lender Party’s receipt of such certification in form and substance satisfactory to the Borrower, it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deferred Fund Interests” means Deferred Cash Interests (as defined in the Organizational Documents of the Borrower, Advisors and Advisors II) awarded under the Och-Ziff Deferred Cash Interest Plan and comparable awards made under the Och-Ziff Deferred Cash Interest Plan for Employees or under an analogous plan.

“Delaware Life” means Delaware Life Insurance Company.

“Designated Non-Cash Consideration” means consideration received by a Credit Party or a Sculptor Subsidiary in connection with an Asset Sale pursuant to Section 6.05(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of the valuation of such consideration (which amount will be reduced by the fair market value of the portion of such consideration converted to cash or Cash Equivalents at the time so converted).

“Distributable Earnings” means, for any period, distributable earnings of the Credit Parties and the Sculptor Subsidiaries calculated in accordance with the methodology set forth in the Issuer’s earnings press release for the Fiscal Quarter ended June 30, 2020 or such other period consented to by the Administrative Agent in writing.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding anything to the contrary herein, the following shall not constitute Disqualified Equity Interests: Sculptor Operating Group A Units, Sculptor Operating Group A-1 Units, Sculptor Operating Group B Units, Class C Non-Equity Interests, Sculptor Operating Group D Units, Sculptor Operating Group E Units, Sculptor Operating Group P Units, PSIs, Deferred Fund Interests and Preferred Units.

“DLIC Lender” means Delaware Life and any of its Affiliates or Related Funds.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means a Sculptor Subsidiary (or for purposes of the definition of “New Sister Advisor”, a direct or indirect Subsidiary of the Issuer or Sculptor Corp, other than Sculptor Corp, a Credit Party, a Subsidiary of a Credit Party, any Sculptor Fund or any Subsidiaries of any Sculptor Fund) organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14(f) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Screen Rate; and

(2) (i) the election by the Administrative Agent (in consultation with the Borrower) or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent and the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date which all conditions precedent in Section 3.01 are satisfied or have been waived.

“Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit F-1.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means, other than an Ineligible Institution, (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, and (iii) any entity on a list provided to the Borrower prior to the Effective Date; provided, no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Sculptor Operating Group D Units, Deferred Fund Interests, and PSIs. The Preferred Units shall constitute Equity Interests for all purposes under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the Sculptor Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such Sculptor Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such Sculptor Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such Sculptor Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability of a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan, or the receipt by a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that in no event shall the Eurodollar Rate be less than 0.75% for the purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is (i) a captive insurance company, (ii) a not-for-profit subsidiary, (iii) an Immaterial Subsidiary, (iv) a Foreign Subsidiary, (v) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (vi) a Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) issued by Foreign Subsidiaries that are CFCs, (vii) a Sculptor Fund or any of their respective Subsidiaries, (viii) prohibited by applicable Law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a New Advisor and not entered into in contemplation thereof) from Guaranteeing the Obligations, (ix) a Qualifying Risk Retention Subsidiary, or (x) an Alternate Investment Subsidiary.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document: (a) Taxes imposed on or measured by such recipient’s overall net income or gross receipts (however denominated), and franchise taxes (i) imposed on it (in lieu of net income taxes), by any jurisdiction as a result of such recipient being organized in or having its principal office located in or, in the case of any Lender, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes; (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a); (c) in the case of a Non-US Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (other than pursuant to an assignment requested by the Borrower under Section 2.19(a)), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower or other Credit Party with respect to such withholding Tax pursuant to Section 2.16(b); (d) any Tax attributable to such Non-US Lender’s failure to comply with Section 2.16(f); and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, among the Borrower, Advisors, Advisors II the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, the lenders party thereto from time to time and the other agents and arrangers named therein, as amended by that certain amendment dated February 7, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Expense Allocation Agreement” means one or more agreements entered into among the Issuer, Sculptor Corp, the Borrower, Advisors, Advisors II and any other Credit Party providing for the allocation of certain expenses as described in the Issuer’s proxy statements from time to time, as the same may be amended, supplemented, modified or replaced from time to time; provided that any expenses, fees, costs and other charges allocated to or payable or offset by any Credit Party or Sculptor Subsidiary pursuant to such agreements shall be accounted for as expenses of such Credit Party or Sculptor Subsidiary.

“Extension Fee” has the meaning assigned to such term in the Fee Letter.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“Fall-Away Trigger” means the earlier to occur of (i) the aggregate principal amount of the Term Loans repaid pursuant to Sections 2.10(a), 2.10(d)(iv) and 2.09(a) equals or exceeds $175,000,000 and (ii) the receipt by the Borrower of a Debt Rating equal to or higher than BBB- by S&P or Fitch or Baa3 by Moody’s; provided that in the case of clause (ii) above, the Fall-Away Trigger shall be effective as of the date on which S&P, Fitch or Moody’s announces such Debt Rating, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent and Lenders pursuant to Section 5.01 or otherwise.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter, dated as of September 25, 2020, among the Credit Parties and Delaware Life, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenant Period” means each of (i) the period beginning on the Closing Date and ending on the date the Fall-Away Trigger shall have occurred and (ii) thereafter, any period beginning on the date of a Rating Downgrade and ending on the date of a subsequent Rating Upgrade or the occurrence of a Fall-Away Trigger under clause (i) of the definition thereof; provided that in the case of clause (ii) above, any Rating Downgrade and any Rating Upgrade shall be effective as of the date on which S&P, Fitch or Moody’s announces the corresponding Debt Rating, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent and Lenders pursuant to Section 5.01 or otherwise; provided further that in the case of the occurrence of a Fall-Away Trigger under clause (i) of the definition thereof a Rating Downgrade shall not operate to reinstate the Financial Covenant Period.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent) that (i) such financial statements have been prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Section 5.01(a), normal year-end audit adjustments and the absence of footnotes) and (ii) such financial statements fairly present, in all material respects, the financial condition of the Issuer and its consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties, the Issuer or Sculptor Corp, as the case may be, each ending on December 31 of each calendar year or such other date as is permitted pursuant to Section 6.09; provided that any Foreign Subsidiary may end its fiscal year on a date other than December 31 of each calendar year. For purposes of this Agreement and any other Credit Documents, references to “Fiscal Year” shall refer to the fiscal year of the Credit Parties unless the context requires otherwise or unless otherwise specified.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means any direct or indirect Sculptor Subsidiary that is not a Domestic Subsidiary.

“Free Cash Balance” means, as of the end of each Fiscal Year, an amount equal to the difference between Total Cash and Committed Cash.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-l.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (i) Advisors, (ii) Advisors II and (ii) each New Advisor Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means the audited financial statements of Issuer and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2019 consisting of consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year.

“Immaterial Subsidiary” means any Sculptor Subsidiary that is not a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Increased-Cost Lenders” as defined in Section 2.19(a).

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other similar accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (b) purchase price adjustments, non-compete or consulting obligations or earn-out obligations payable in Equity Interests (other than Equity Interests of Sculptor Subsidiaries or their respective Subsidiaries), (c) any purchase price adjustments, non-compete or consulting obligations or earn-out obligation (other than to the extent covered under subclause (b) above) if not paid after becoming due and payable, and (d) obligations under employment agreements or with respect to compensation); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vii) Disqualified Equity Interests, (viii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Total Net Leverage Ratio; and (ix) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, the following shall not constitute Indebtedness: Sculptor Operating Group A Units, Sculptor Operating Group A-1 Units, Sculptor Operating Group B Units, Class C Non-Equity Interests, Sculptor Operating Group D Units, Sculptor Operating Group E Units, Sculptor Operating Group P Units, Deferred Fund Interests, PSIs, Preferred Units and all obligations of any Credit Party or Sculptor Subsidiary arising under or with respect to any Expense Allocation Agreement and any Cost Sharing Arrangement.

The amount of Indebtedness of any Person for purposes of clause (v) above that is Indebtedness is non-recourse to the Credit Parties or their Subsidiaries and shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby (including the execution and delivery of any Credit Document, the performance by the parties hereto or thereto, the Lenders’ agreement to make Credit Extensions, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or upon the enforcement of the Guaranty)), any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Credit Party, any Sculptor Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that Indemnified Liabilities with respect to legal fees, disbursements and expenses shall be limited to the reasonable and documented out-of-pocket fees of one counsel for the Administrative Agent and one counsel for the Lenders and, if necessary, of a single firm of local counsel in each relevant jurisdiction for the Lenders and a single firm of local counsel in each relevant jurisdiction for the Lenders, and, in the case of an actual or reasonably perceived conflict of interest (where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel with Borrower’s prior written consent (not to be unreasonably withheld or delayed)), one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” as defined in Section 10.03(a).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, trade names, corporate names, company names, business names, fictitious names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, certificates of invention, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, confidential or proprietary information, inventions, discoveries, ideas, improvements, know-how, data and databases, including processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), moral rights, and, with respect to any and all of the foregoing, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or with respect to the first Interest Period commencing on the Closing Date, any period of less than three months as may be agreed by the Administrative Agent and the Borrower), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the Sculptor Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any Sculptor Subsidiary.

“Issuer” means Sculptor Capital Management, Inc.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent and any Lender.

“Leverage Based Step-Up Event” means, prior to the occurrence of the Fall-Away Trigger, and commencing on the first full Fiscal Quarter following the Closing Date, the delivery of a Compliance Certificate to the Administrative Agent pursuant to Section 5.01(c) with the financial statements delivered pursuant to Section 5.01(a) or (b) (as applicable) certifying that the Total Net Leverage Ratio exceeds 3.00:1.00; provided that (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then, without limiting any remedies the Administrative Agent and Lenders may have as a result of the Default or Event of Default (including any additional default interest pursuant to Section 2.07) arising from such non-delivery, the Applicable Margin shall be 8.25% as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin based on a Leverage Based Step-Up Event for any period shall be subject to the provisions of Section 1.02(c).

“Leverage Based Step-Down Event” means, following the occurrence of a Leverage Based Step-Up Event, the delivery of a Compliance Certificate to the Administrative Agent pursuant to Section 5.01(c) with the financial statements delivered pursuant to Section 5.01(a) or (b) (as applicable) certifying that the Total Net Leverage Ratio does not exceed 3.00:1.00.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge, license or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing and (ii) in the case of Equity Interests or other securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or other securities.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit of any Credit Party or Sculptor Subsidiary or Equity Interests of a New Advisor Subsidiary or Sculptor Subsidiary that receives advisory fee income, in one transaction or a series of related transactions.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Make-Whole Amount” means with respect to any Term Loan on any date of payment, the present value of all required interest payments that would be due on such Term Loan from the date of prepayment through and including the second anniversary of the Closing Date (excluding accrued but unpaid interest) at a rate equal to the Eurodollar Rate for an Interest Period of three months in effect on the third Business Day prior to such prepayment plus the Applicable Margin in effect as of the date of such prepayment, computed using a discount rate equal to the Treasury Rate as of such date plus 0.50%.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the Sculptor Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment Obligations hereunder; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Subsidiary” means any Sculptor Subsidiary or group of Sculptor Subsidiaries that, individually or in the aggregate, at any time of determination, have or account for (a) assets with a value equal to or greater than 5% of the total value of the aggregate assets of all Credit Parties and Sculptor Subsidiaries, taken as a whole, as at the last day of the Fiscal Quarter ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01), or (b) Combined Economic Income of equal to or greater than 5% of the Combined Economic Income of all of the Credit Parties and the Sculptor Subsidiaries, taken as a whole, for the most recent four consecutive Fiscal Quarter period of the Credit Parties ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01).

“Minimum Bonus Expense” means, for any period, the actual bonus expense of the Credit Parties and the Sculptor Subsidiaries on a combined basis in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended June 30, 2020 or such other period consented to by the Administrative Agent in writing, for Fiscal Quarters 1 through 3 plus Fiscal Quarter 4 (Fiscal Quarter 4 to be calculated as the average of Fiscal Quarters 1 through 3 from the respective Fiscal Year).

“Minimum Liquidity Amount” means (i) from the Closing Date until the date on which the Minimum Term Loan Prepayment Amount is equal to or exceeds $100,000,000, an amount equal to $100,000,000 and (ii) thereafter, an amount equal to $50,000,000.

“Minimum Prepayment/Buyback Amount” means (a) the aggregate principal amount of Term Loans repaid pursuant to Sections 2.09(a), 2.10(a) and 2.10(d)(iv) plus (b) any payments made by the Issuer or any Credit Party to buy back units of the Credit Parties since the Closing Date in an amount not exceeding $50,000,000 in the aggregate.

“Minimum Term Loan Prepayment Amount” means the aggregate principal amount of Term Loans repaid pursuant to Section 2.09, Section 2.10(a) and Section 2.10(d)(iv).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Line of Business Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Line of Business Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, purchase price adjustment or earn-out or otherwise, but only as and when so received) by any Credit Party or Sculptor Subsidiary, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property and that is subject to mandatory prepayment in connection with such Line of Business Asset Sale and that is repaid in connection with such Line of Business Asset Sale (other than Indebtedness under the Credit Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Credit Party or such Sculptor Subsidiary in connection with such Line of Business Asset Sale, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased distribution reasonably expected to be made pursuant to Section 6.03(a) as a result of such Line of Business Asset Sale, (D) any reasonable reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by such Credit Party or such Subsidiary after such sale, transfer, lease or disposition, including penalties and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided, that, to the extent and at the time any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds) and (E) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Line of Business Asset Sale; provided that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received within 180 days of such Line of Business Asset Sale by such Credit Party or such Sculptor Subsidiary in any such Line of Business Asset Sale (but only as and when so received); and (b) with respect to the incurrence or issuance of any Indebtedness by a Credit Party or Sculptor Subsidiary, an amount equal to (i) the sum of the Cash received by any Credit Party or Sculptor Subsidiary in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, upfront fees, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by such Credit Party or such Sculptor Subsidiary in connection with such incurrence or issuance.

“New Advisor” means any New Sister Advisor and any New Subsidiary Advisor.

“New Advisor Guarantor” means a New Advisor that has satisfied the requirements in Section 5.08(a).

“New Advisor Subsidiary” means any Subsidiary of any New Advisor that is not a New Advisor Guarantor, other than a Sculptor Fund or any of its Subsidiaries.

“New Sister Advisor” means any direct or indirect Domestic Subsidiary of Issuer or Sculptor Corp (other than the Borrower, Advisors, or Advisors II or any of their respective Subsidiaries) that is not an Excluded Subsidiary, that is formed or acquired after the Closing Date and is a sister company of the Borrower, Advisors and Advisors II, and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Issuer and Sculptor Corp, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under the Borrower’s most recently filed Form ADV.

“New Subsidiary Advisor” means any direct or indirect Domestic Subsidiary that is not an Excluded Subsidiary of the Borrower, Advisors or Advisors II, that is formed or acquired after the Closing Date and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Borrower, Advisors, and Advisors II, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under the Borrower’s most recently filed Form ADV.

“Non-SPVS” means any Sculptor Subsidiary that is not (i) a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary, (ii) a Subsidiary of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary, or (iii) an Owned Entity of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“Non-US Lender” as defined in Section 2.16(f)(ii)(B).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all obligations of every nature of each Credit Party, whether direct or indirect, absolute or contingent, primary or secondary, fixed or otherwise, including obligations now or hereafter from time to time owed to Administrative Agent, the Lenders, or any of them, under any Credit Document, whether for principal, Call Premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligee Guarantor” as defined in Section 7.07.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Taxes (other than connections arising solely from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of Borrower or other transfer (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Entity” of a Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary means a Person of which any shares of the Voting Stock of such Person are beneficially owned, directly or indirectly through one or more intermediaries, by such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“Par Prepayment Period” means the period beginning on the Closing Date and ending on March 31, 2022.

“Participant Register” as defined in Section 10.06(g)(i).

“PATRIOT Act” as defined in Section 3.01(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit J, delivered to the Administrative Agent on the Closing Date, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Effective Date (or in any previously delivered Perfection Certificate Supplement).

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc, and UK Sterling.

“Permitted Holders” means (i) the Issuer and each of its consolidated Subsidiaries, (ii) any other individual who is an executive managing director of the general partner of the Borrower or the equivalent officer positions and has been appointed as such in the ordinary course of business as of any date of determination (“EMDs”), (iii) the spouse (including a surviving spouse) and immediate family members of any Person specified in clause (ii), (iv) the estate and lawful heirs of any Person specified in clauses (ii) and (iii), and (v) the beneficial trusts, family partnerships, foundations, family limited liability companies or other vehicles established for estate planning or charitable purposes of any of the foregoing; provided that the investment decisions relating to any Equity Interests of the Issuer, Borrower, Advisors, Advisors, II or any New Advisor Guarantor held by such trusts or other entities are controlled directly by one or more of the persons specified in the foregoing clauses (i) through (v).

“Permitted Liens” means, at any time, Liens in respect of Property of any Credit Party or any of their respective Subsidiaries permitted to exist at such time pursuant to the terms of Section 6.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Recap Class A Units” means the Class A Common Units that were outstanding on the Recapitalization Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Preferred Debt Securities” means the Indebtedness of the Borrower, Advisors and Advisors II under the Preferred Debt Securities Documents.

“Preferred Debt Securities Credit Agreement” means the Senior Subordinated Term Loan and Guaranty Agreement, dated April 10, 2018 , by and among the Borrower, Advisors and Advisors II, certain other guarantors party thereto from time to time, the lenders party thereto from time to time, and Wilmington Trust, National Association, as administrative agent, as in effect on the Effective Date

“Preferred Debt Securities Documents” means:

(i) the Preferred Debt Securities Credit Agreement and each other agreement, promissory note or other document or instrument as in effect on the Effective Date, entered into to give effect to the terms of the “Debt Securities” as defined and described in the Recapitalization Agreement; and

(ii) each agreement, promissory note or other document or instrument as in effect on the Effective Date (including any joinder or amendment to, or restatement or extension of, any agreement, promissory note, document or instrument described in clause (i) above), in each case under this clause (ii) entered into in connection with the conversion of Preferred Units into Preferred Debt Securities in accordance with the terms of the Preferred Units Documents.

“Preferred Units” means the preferred units of the Borrower, Advisors and Advisors II, in each case having the terms set forth in the applicable Preferred Units Documents.

“Preferred Units Documents” means collectively:

(i) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Sculptor Capital dated as of February 7, 2019;

(ii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors dated as of February 7, 2019; and

(iii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors II dated as of February 7, 2019, in each case as in effect on the Effective Date.

“Prepayment Based Step-Down Event” means each of (i) prior to March 31, 2022, the Minimum Prepayment/Buyback Amount is equal to or greater than $100,000,000 and (ii) on or after March 31, 2022, the Minimum Term Loan Prepayment Amount is equal to or greater than $100,000,000.

“Prepayment Based Step-Up Event” means each of (i) the Minimum Prepayment/Buyback Amount as of May 15, 2021 is less than $100,000,000 and (ii) the Minimum Term Loan Prepayment Amount as of March 31, 2022 is less than $100,000,000.

“Pricing Step-Up Event” means a Prepayment Based Step-Up Event or a Leverage Based Step-Up Event.

“Principal Office” means such Person’s “Principal Office” as provided for in Section 10.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Proceed Payments” has the meaning assigned to it in Section 2.10(d)(iv).

“Pro Forma Basis” means, subject to and in accordance with the pro forma measurement principals set forth in Section 1.03, as of any date, with respect to any determination of any financial covenant, Total Net Leverage Ratio or any other test or condition hereunder that is required to be calculated on a Pro Forma Basis shall give effect to any Subject Transaction as through such event occurred as of the first day of the applicable period of measurement with respect to any test, ratio or covenant for which such calculation is being made.

“Pro Forma Incentive Compensation Expense” means, for any period, the excess, if positive, of (i) product of (x) Pro Forma Incentive Income for such period multiplied by (y) a fraction, the numerator of which is total bonus expense on a combined economic income basis for the three year period ending on the last day of such period and the denominator of which is total incentive income on a combined economic income basis for such three year period, minus (ii) 50% of 50% of the Minimum Bonus Expense for such period.

“Pro Forma Incentive Income” means, for any period, 50% of the incentive income that would have been earned by the Credit Parties and the Sculptor Subsidiaries for such period on a combined basis on an economic income basis if:

(a) in the case of any Sculptor Fund that provides investors a right to require periodic redemptions:

(i) AUM throughout such period attributable to such Sculptor Fund had been the AUM for such Sculptor Fund as of the last day of such period;

(ii) subject to subclause (iii) below, the gross return for such Sculptor Fund for such period had been equal to the average gross return (taking into account both positive and negative returns) for such Sculptor Fund during each of the three immediately preceding consecutive four Fiscal Quarter periods ending on the last day of such period (or, if less than three consecutive four Fiscal Quarter periods have occurred since the inception of such Sculptor Fund, such average for each such consecutive four Fiscal Quarter period since inception of such Sculptor Fund);

(iii) the gross return for such period for any such Sculptor Fund that was valued 10% or more below such Sculptor Fund’s high water mark since inception as of the last day of such period, was 0%; and

(b) in the case of any other Sculptor Fund, such Sculptor Fund had earned incentive income equal to its crystalized incentive income for such period.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Class of any Lender, the percentage obtained by dividing (a) the principal amount of the Term Loans of such Class of that Lender by (b) the aggregate principal amount of the Term Loans of such Class of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PSI” means a profit sharing interest in the Borrower, Advisors or Advisors II, and any comparable interest designated as a profit sharing interest for any New Advisor Guarantor the distributions with respect to which are treated as compensation expense in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for such period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose public-side employees and representatives do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its Affiliates and any of their respective securities and may be engaged in investment and other market related activities with respect to the Borrower’s or its Affiliates’ securities or loans.

“Qualifying Risk Retention Subsidiary” means a Sculptor Subsidiary (other than a Credit Party) that (i) manages or sponsors or has been established to manage or sponsor one or more collateralized loan obligation funds or similar investment entities or other securitizations (each of which constitutes a Sculptor Fund) (each such Sculptor Fund, an “Sculptor CLO”) or (ii) that is an Affiliate of a Person described in clause (i) that, in either case, purchases or otherwise acquires and/or retains securities, obligations or other interests or finances the purchase, acquisition and/or retention of such obligations or other interests in such Sculptor CLO for the purpose of, among other things, satisfying (including on a prospective basis) the requirements of any risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Authority or supranational union, authority, commission, board, bureau, court, agency or instrumentality or any Person acting under the authority of any of the foregoing (including, without limitation, (x) European Union directives or regulations on risk retention requirements and any related enabling or secondary legislation, regulation, technical standards or official guidance adopted or published by the European Union and/or its Member States and (y) U.S. federal agency rules implementing Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) in relation to such Sculptor Subsidiary, such Sculptor CLO or any investor or prospective investor in such Sculptor CLO, including in circumstances where the applicability of such requirements may be uncertain (such securities, obligations or other interests being “Risk Retention Interests,” and such laws, rules, regulations, guidelines, technical standards or guidance, being “Applicable Risk Retention Rules”); provided, however, that the sole lines of business conducted by such Sculptor Subsidiary shall be (I) managing one or more Sculptor CLOs and/or purchasing, acquiring, retaining or financing Risk Retention Interests in such Sculptor CLOs, and (II) any other businesses that have been entered into substantially related or ancillary to the businesses set forth in clause (I) above, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Rating Agencies” means Fitch, S&P and Moody’s, collectively, and Rating Agency means either Fitch, S&P or Moody’s.

“Rating Downgrade” means (i) the receipt by the Borrower of a Debt Rating equal to or less than BB+ by S&P or Fitch or Ba1 by Moody’s or (ii) the absence of Debt Rating.

“Rating Upgrade” means the receipt by the Borrower of a Debt Rating equal to or greater than BBB- by S&P or Fitch or Baa3 by Moody’s.

“Recapitalization Agreement” means the letter agreement (together with all exhibits and annexes attached thereto), dated December 5, 2018, among the Issuer, Daniel S. Och, Sculptor Capital, Advisors, Advisors II, Sculptor Corp and Sculptor Holding LLC filed by the Issuer with the SEC on December 6, 2018 (as amended, restated or supplemented from time to time on such terms (taken as a whole) as are not materially adverse to the Lenders).

“Recapitalization Date” means February 7, 2019.

“Reconciliation Statement” as defined in Section 5.01(d)(ii)(i).

“Refinancing” means (i) the termination of all commitments under the Existing Credit Agreement and the repayment of all loans, interest, fees and other amounts due thereunder, (ii) termination of all commitments under the Preferred Debt Securities Credit Agreement and the repayment of all loans, interest, fees and other amounts due thereunder and (iii) the redemption of all outstanding Preferred Units pursuant to the applicable provisions of the Preferred Units Documents.

“Register” as defined in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.02(a).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Lender” as defined in Section 2.19(a).

“Requisite Class Lenders” (i) with respect to the Revolving Commitments and Revolving Loans, the Requisite Revolving Lenders and (ii) with respect to any Class of Term Loans, one or more Lenders holding a majority in aggregate principal amount of the Term Loans of such Class.

“Requisite Lenders” means, subject to Section 2.19(b)(ii), at any time, one or more Lenders that are not Defaulting Lenders having or holding Revolving Exposure and Term Loans representing in the aggregate more than 50% of the aggregate Revolving Exposure and Term Loans of all Lenders that are not Defaulting Lenders at such time; provided that the DLIC Lender shall be a Requisite Lender to the extent that the DLIC Lender holds at least forty (40%) of the aggregate Revolving Exposure and Term Loans of all Lenders that are not Defaulting Lenders at such time.

“Requisite Revolving Lenders” means, subject to Section 2.19(b)(ii), at any time, one or more Lenders that are not Defaulting Lenders having or holding Revolving Exposure representing in the aggregate more than 50% of the aggregate Revolving Exposure of all Lenders that are not Defaulting Lenders at such time; provided that the DLIC Lender shall be a Requisite Lender to the extent that the DLIC Lender holds at least forty (40%) of the aggregate Revolving Exposure of all Lenders that are not Defaulting Lenders at such time.

“Restricted Junior Payment” means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or Sculptor Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or Sculptor Subsidiary now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of any Credit Party or Sculptor Subsidiary now or hereafter outstanding.

“Restricted Stock Purchase Agreement” means that certain Restricted Stock Purchase Agreement, dated as of the Closing Date, providing for the purchase of 7.5% (or solely as a result of the definition of Cash Sweep Notice, 6.5%) of the fully diluted ownership of the Issuer as of the Closing Date, in substantially in the form of Exhibit N-2.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund a Revolving Loan pursuant to Section 2.01(a)(ii), expressed as an amount representing the maximum principal amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment Agreement. The initial amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Effective Date is $25,000,000.

“Revolving Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Lender” means a Lender with Revolving Exposure.

“Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loans” means Loans made pursuant to Section 2.01(a)(ii), or Replacement Revolving Loans, as the context requires.

“Revolving Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date that all Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Risk Retention Interests” as defined in the definition of “Qualifying Risk Retention Subsidiary.”

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Government of, or Person operating, organized or resident in, a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) to the extent that conducting transactions with such Persons is prohibited for any party hereto or any Person participating in the Loans (whether as Lender, Borrower or otherwise) under the laws of the United States, the United Nations Security Council, the European Union, and any European Union member state or the United Kingdom.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.14(f), for each Interest Period, (a) the rate per annum as published by ICE Benchmark Administration Limited (or any applicable successor quoting service) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M., London time, two (2) Business Days prior to the first day in such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) is not published or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the first day in such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans selected by the Administrative Agent, for which the rate referenced in the preceding clause (a) is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m., London time, two (2) Business Days prior to the first day in such Interest Period.

Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.14(f), in the event that a Benchmark Replacement with respect to the Screen Rate shall be deemed to be references to such Benchmark Replacement.

“Sculptor Capital” as defined in the preamble hereto.

“Sculptor Corp” means Sculptor Capital Holding Corporation, a Delaware corporation.

“Sculptor Fund” means (a) each multi-strategy fund, credit fund, equity fund, hedge fund, real estate fund, collateralized loan obligation, collateralized bond obligation, managed accounts, investment fund, real estate investment trust, business development company, private equity fund, registered investment company, open- or closed-end fund, investment trust, undertaking for collective investment in transferable securities, any other investment vehicle, in each case that primarily makes investments similar to those made by investment funds and whose primary purpose is not to operate as a funding or financing vehicle for the Issuer, a Credit Party or a Sculptor Subsidiary, and (b) any subsidiary or portfolio company of any of the foregoing set forth in clause (a), in each case of clauses (a) and (b), managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by a Credit Party or any of their respective Subsidiaries or Affiliates or any of its or their investment advisors.

“Sculptor Operating Group” shall have the meaning ascribed thereto from time to time in the public filings made by the Issuer with the SEC

“Sculptor Operating Group A Unit” means a Class A operating group unit in the Borrower, Advisors or Advisors II and any comparable unit designated as a Class A operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions.

“Sculptor Operating Group A-1 Unit” means (i) a Class A-1 operating group unit in the Borrower, Advisors or Advisors II, and any comparable unit designated as a Class A-1 operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class A-1 Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions.

“Sculptor Operating Group B Unit” means a Class B operating group unit in the Borrower, Advisors or Advisors II, and any comparable unit designated as a Class B operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions.

“Sculptor Operating Group D Unit” means a Class D operating group unit in the Borrower, Advisors or Advisors II, and any comparable unit designated as a Class D operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions.

“Sculptor Operating Group E Unit” means (i) a Class E operating group unit in the Borrower, Advisors or Advisors II, and any comparable unit designated as a Class E operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class E Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions.

“Sculptor Operating Group P Unit” means a Class P operating group unit in the Borrower, Advisors or Advisors II, and any comparable unit designated as a Class P operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions.

“Sculptor Subsidiary” means any Subsidiary of a Credit Party (whether or not such Subsidiary is also a Credit Party itself) other than a Sculptor Fund or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” as defined in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, any Affiliate of a Lender or the Administrative Agent to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article 9.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties and the Administrative Agent as of the Closing Date, substantially in the form of Exhibit K, together with each security agreement supplement executed and delivered pursuant to Section 5.08, in each case as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means, with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to the Credit Parties and the Sculptor Subsidiaries on a combined basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and the Sculptor Subsidiaries’ debts and liabilities (including subordinate and contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and the Sculptor Subsidiaries’ present assets; (b) the Credit Parties’ and the Sculptor Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Persons have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts and liabilities (including subordinate and contingent liabilities) as they become due (whether at maturity or otherwise); and (ii) such Persons are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” as defined in Section 8.02(a).

“Specified Transactions” means each of the transactions described in the Recapitalization Agreement, including all transactions reasonably necessary or advisable to give effect to such transactions.

“Subject Quarter” as defined in Section 8.02(b).

“Subject Transaction” as defined in Section 1.03.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party that is expressly subordinated in right of payment to the Obligations of such Credit Party under the Credit Documents.

“Subsequent Periods” as defined in Section 8.02(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to Subsidiaries in this Agreement shall refer to a subsidiary of a Credit Party.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means the First Amended and Restated Tax Receivable Agreement, dated as of January 12, 2009, by and among the Issuer, certain subsidiaries of the Issuer from time to time party thereto, and the current and former limited partners of the Credit Parties, including as such agreement may be amended, restated, or replaced in connection with the Specified Transactions.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Term Loan pursuant to Section 2.01(a)(i), expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender pursuant to Section 2.01(a)(i). The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Effective Date is $320,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan” means a Loan made pursuant to Section 2.01(a)(i).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender” as defined in Section 2.19(a).

“Termination Date” means the earlier to occur of (i) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.10(b), and (ii) the date of termination of the Revolving Commitments pursuant to Section 8.01.

“Total Cash” means, as of the end of each Fiscal Year, the sum of all Unrestricted Cash and Cash Equivalents of the Credit Parties and their Subsidiaries plus management fee receivables, incentive income receivables and other revenue receivables of the Credit Parties and their Subsidiaries less accrued expenses of the Credit Parties and their Subsidiaries.

“Total Net Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Net Debt as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the second anniversary of the Closing Date; provided, however, that if the period from the prepayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash and Cash Equivalents” means all Cash and Cash Equivalents not restricted as described in SEC Regulation S-X Rule 7-03(a)(2) (whether or not such Cash and Cash Equivalents would be classified as “cash and cash equivalents” on a combined balance sheet of the Credit Parties and their Subsidiaries in accordance with GAAP).

“U.S. Lender” as defined in Section 2.16(f)(ii)(A).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means that certain Warrant, dated as of the Closing Date, evidenced by an instrument substantially in the form of Exhibit N-1, as amended, replaced or otherwise modified pursuant to the terms hereof representing 7.5% (or solely as a result of the definition of Cash Sweep Notice, 6.5%) of the fully diluted ownership of the Issuer as of the Closing Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Accounting Terms.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by Borrower to Administrative Agent pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Sections 5.01(a), normal year-end audit adjustments and the absence of footnotes) (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions, covenants and ratios referred to herein shall be made without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower, any other Credit Party or any Sculptor Subsidiary thereof at “fair value,” as defined therein.

(b) [Reserved].

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Issuer or for any other reason, the Borrower or the Lenders determine at any time while this Agreement is in effect that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher interest, margin and fees for such period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the Lenders within five (5) Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code or other laws relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, automatically and without further action by the Administrative Agent or any Lender) an amount equal to the excess of the amount of interest, margin and fees that should have been paid for such period over the amount of interest, margin and fees actually paid for such period. This Section 1.02(c) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement.

Section 1.03 Subject Transactions. With respect to any period during which an acquisition or asset sale (including any Line of Business Asset Sale) has been consummated, or a Restricted Payment, or the incurrence, retirement or repayment of Indebtedness has occurred (each, a “Subject Transaction”), for purposes of determining the Total Net Leverage Ratio, Combined Total Debt, Combined Total Net Debt, and Combined Economic Income shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific Subject Transaction, are reasonable, identifiable and supportable and are expected to be realized during such period, in each case determined in good faith by or under the direction of the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent), which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges in which actions have already been taken, or will be taken in the next nine (9) months, which pro forma adjustments shall be certified by the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). Any such pro forma cost savings adjustments shall not exceed 20% of the Combined Economic Income of the Credit Parties and their Subsidiaries, on a consolidated basis, for such period (calculated after giving effect to such adjustment).

Section 1.04 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.05 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

LOANS

Section 2.01 Loans.

(a) Commitments.

(i) Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make Term Loans in Dollars to Borrower in one borrowing on the Closing Date in a principal amount equal to its Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Term Loan Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Term Loan Lender’s Term Loan Commitment on such date.

(ii) Revolving Loans. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make, during the Availability Period, Revolving Loans in Dollars to Borrower from time to time in an aggregate amount that shall not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the total Revolving Exposure of all Revolving Lenders exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Revolving Maturity Date. Each Revolving Lender’s Revolving Commitment shall terminate immediately and without further action on the earlier of the Revolving Maturity Date and the Termination Date.

(b) Borrowing Mechanics for Term Loans.

(i) Subject to Section 3.03, Borrower shall deliver to Administrative Agent a fully executed and irrevocable Funding Notice no later than 12:00 noon (New York City time), three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Closing Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), on the Closing Date in the case of Base Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Loan Lender of the proposed borrowing.

(ii) Each Term Loan Lender shall make its Term Loan available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Term Loan Lenders to be credited to the account of Borrower designated by Borrower in the Funding Notice or to such other account as may be designated in writing to Administrative Agent by Borrower.

(c) Borrowing Mechanics for Revolving Loans.

(i) Subject to Section 3.03, Borrower shall deliver to Administrative Agent a fully executed and irrevocable Funding Notice no later than 12:00 noon (New York City time), three Business Days prior to the applicable Credit Date in the case of Eurodollar Date Loans and no later than 12:00 noon (New York City time), on the proposed Credit Date in the case of Base Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Borrower shall request, and the Revolving Lenders shall make, no more than four borrowings per calendar month, excluding all conversions and continuations pursuant to Section 2.06.

(ii) Each Revolving Lender shall make its Revolving Loan available to Administrative Agent not later than (A) in the case of Base Rate Loans, 2:00 p.m. (New York City time) on the applicable Credit Date and (B) in the case of Eurodollar Rate Loans, 12:00 noon (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Revolving Lenders to be credited to the account of Borrower designated by Borrower in the applicable Funding Notice or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iii) Each borrowing of Revolving Loans shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount equal to the remaining amount available under the total Revolving Commitments or as Administrative Agent may otherwise agree).

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans of each Class shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares for such Class, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Use of Proceeds. The proceeds of the Loans shall be used by the Credit Parties and the Sculptor Subsidiaries to consummate the Refinancing and for working capital and general corporate purposes. No part of the proceeds of any Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any provision of Regulation T, Regulation U or Regulation X of the Board of Governors. Following the application of the proceeds of each borrowing hereunder, not more than 25% of the value of the assets of the Credit Parties and their respective Sculptor Subsidiaries on a consolidated basis will be Margin Stock.

Section 2.04 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the Commitments and Loans (and related interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Delaware Life to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and Borrower hereby agrees that, to the extent Delaware Life serves in such capacity, Delaware Life and its officers, directors, employees, agents, sub-agents and affiliates acting in such capacity shall constitute “Indemnitees.” The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof (including any Accrued PIK Interest) from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) In the case of a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for such Class of Loans; or

(ii) In the case of a Eurodollar Rate Loans, at the Eurodollar Rate plus the Applicable Margin for such Class of Loan.

(b) Subject to Section 2.14, the basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of one (1) month.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the date designated for such borrowing or such conversion or continuation in such Funding Notice or Conversion/Continuation Notice (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as) a Eurodollar Rate Loan with an Interest Period of one (1) month. In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. On each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.05(a) shall be computed (i) in the case of Base Rate Loans that are subject to the Alternate Base Rate based on the Prime Rate, on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of other Loans (including the Eurodollar Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) The Borrower may pay an amount of interest on the outstanding principal amount of Term Loans corresponding to 200 basis points of the Applicable Margin then applicable pursuant to Section 2.05(a) in kind (in lieu of payment in cash) on each applicable Interest Payment Date, by irrevocable written election of the Borrower to the Administrative Agent at least three (3) Business Days prior to such Interest Payment Date. The aggregate outstanding principal amount of the Term Loan shall be automatically increased and capitalized on such Interest Payment Date by the amount of such interest paid in kind in accordance with this Section 2.05(e). For the avoidance of doubt, the portion of the interest payable pursuant to Section 2.05(a) not paid in kind shall be paid in cash.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans and, in the case of the Revolving Loans, termination of the Revolving Commitments; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead by payable on the applicable Interest Payment Date.

Section 2.06 Conversion/Continuation.

(a) Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type to another Type; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof to be confirmed in writing) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Any conversion/continuation date shall be a Business Day.

Section 2.07 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (f) or (g), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans; provided, in the case of Eurodollar Rate Loans of any Class of Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans of such Class of Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable in respect of such Class of Loans hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.08 Fees.

(a) Borrower agrees to pay to Revolving Lenders commitment fees (“Commitment Fees”) in an amount computed on a daily basis equal to (1) the daily difference between (A) the total Revolving Commitments then in effect and (B) the aggregate principal amount of all outstanding Revolving Loans, times (2) the Commitment Fee Rate . All Commitment Fees referred to in this Section 2.08 (a) shall accrue during the Availability Period and be paid to Administrative Agent at its Principal Office and, upon receipt, Administrative Agent shall promptly distribute to each Revolving Lender its Pro Rata Share thereof, and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter of the Borrower following the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent such fees as set forth in the Fee Letter.

(c) Call Premium. In the event that, prior to the fourth anniversary of the Closing Date (the “Call Protection Termination Date”), the Borrower makes any mandatory prepayment of the Term Loans (other than pursuant to Section 2.09(a), Sections 2.10(d)(ii), 2.10(d)(iii), 2.10(d)(iv) or Section 8.02) or voluntary prepayment of the Term Loans under Section 2.10(a) (other than voluntary prepayments (x) of up to $175,000,000 of principal of Term Loans during the Par Prepayment Period or (y) up to $100,000,000 in accordance with the definitions of the Minimum Prepayment/Buyback Amount or the Minimum Term Loan Prepayment Amount, in each case, to the extent not financed with the proceeds of long-term third party Indebtedness), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, with respect to the aggregate principal amount subject to such prepayment, the Call Premium. In addition, notwithstanding anything to the contrary contained in this Agreement, the Call Premium shall also automatically be due and payable at any time the Obligations become due and payable prior to the Call Protection Termination Date in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise. The Call Premium shall constitute part of the Obligations in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits, losses and other damages as a result of early prepayment, acceleration or termination. Any Call Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination, acceleration or prepayment and each Credit Party agrees that such premium is reasonable under the circumstances currently existing. The Call Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means following the commencement of any Insolvency Proceeding of any Credit Party or otherwise as a result of the Administrative Agent’s exercise of its remedies pursuant to Section 8.01 hereof. THE CREDIT PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE CALL PREMIUM IN CONNECTION WITH ANY ACCELERATION, IN EACH CASE, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED UNDER APPLICABLE LAW. The Credit Parties expressly agree that (i) the Call Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) any Call Premium required to be paid hereunder shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Call Premium, (iv) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08(c), (v) their agreement to pay the Call Premium is a material inducement to the Lenders to make the Loans, and (vi) the Call Premium represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

Section 2.09 Scheduled Payments.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loans on the last day of each March, June, September and December (commencing on the first quarter end following the Closing Date), in quarterly installments each equal to 0.1875% of the aggregate initial principal amount of the Term Loans on the Closing Date; provided that (i) if any such date is not a Business Day, such payment shall be due on the next Business Day and (ii) such payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(d) or Section 2.11, as applicable

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Repayments of Term Loans shall be accompanied by accrued and unpaid interest on the amount repaid.

(d) Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Term Loan Lenders the outstanding principal amount of the Term Loans on the Term Loan Maturity Date.

(e) Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Maturity Date.

Section 2.10 Voluntary and Mandatory Prepayments; Reduction of Revolving Commitment.

(a) Voluntary Prepayment. Subject to Section 2.10(c) and Section 2.14(c), at any time and from time to time:

(i) with respect to Base Rate Loans, Borrower may prepay any such Loans of any Class on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding; and

(ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans of any Class on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding. All such prepayments under this clause (a) shall be made:

(A) upon prior written or telephonic notice in the case of Base Rate Loans delivered to Administrative Agent no later than the time required below on the proposed prepayment date, which shall be a Business Day; and (B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent shall promptly transmit such telephonic or original notice for the Loans by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans of the applicable Class specified in such notice and the Call Premium (if applicable) shall become due and payable on the prepayment date specified therein; provided that Borrower may condition such notice on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, Borrower may rescind such notice and the principal amount of the Loans specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b) Voluntary Revolving Commitment Reductions.

(i) Borrower may, in its sole discretion, upon not less than two Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, if applicable, the Revolving Commitments; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $250,000.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and, unless revoked by prior written notice by the Borrower to Administrative Agent, such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Revolving Lender proportionately to its Pro Rata Share thereof.

(c) [Reserved].

(d) Mandatory Prepayments.

(i) If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Exposure at such time exceeds the Revolving Commitments then in effect, then, within one Business Day after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount equal to such excess.

(ii) Subject to clause (viii) below, (A) if any Credit Party or any Sculptor Subsidiary receives any Net Cash Proceeds from any Line of Business Asset Sale, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay Term Loans in accordance with Section 2.10(d)(vi) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(d)(ii)(A) with respect to such Net Cash Proceeds, that the Borrower shall reinvest in accordance with Section 2.10(d)(ii)(B); and

(B) With respect to any Net Cash Proceeds realized or received with respect to any Line of Business Asset Sale by any Credit Party or any Sculptor Subsidiary, at the option of the Borrower, such Credit Party or Sculptor Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of the Credit Parties and their respective Subsidiaries (and, if the assets disposed of were fee generating assets, such acquired assets shall be fee generating assets) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if a Credit Party or Sculptor Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve (12) month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(d)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii) Subject to clause (viii) below, if any Credit Party or Sculptor Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall apply an amount equal to 100% of the respective Net Cash Proceeds received by such Credit Party or Sculptor Subsidiary therefrom to prepay the Term Loans in accordance with Section 2.10(d)(vii) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) On or prior to the ninety-fifth (95th) day after the end of each Fiscal Year after the Closing Date (provided, with respect to the Fiscal Year ending December 31, 2020, solely with respect to Adjusted Distributable Earnings for the period from the Closing Date to December 31, 2020), the Borrower shall deliver to the Administrative Agent, for distribution to the Lenders then holding Term Loans, an amount equal to (A)(i) so long as a Cash Sweep Notice has been delivered to the Borrower, (a) 100% of Adjusted Distributable Earnings plus up to $150,000,000 in net proceeds received directly or indirectly by the Credit Parties or any of their Subsidiaries under any key man life insurance policies (“Proceed Payments”), so long as an aggregate amount not exceeding $175,000,000 of the Term Loans has been repaid and (b) 0% of Adjusted Distributable Earnings, so long as an aggregate amount equal to or exceeding $175,000,000 of the Term Loans has been repaid and (ii) so long as a Cash Sweep Notice has not been delivered to the Borrower, (a) 100% of Adjusted Distributable Earnings plus any Proceed Payments, so long as an aggregate amount not exceeding $100,000,000 of the Term Loans has been repaid, (b) 25% of Adjusted Distributable Earnings plus any Proceed Payments, so long as an aggregate amount in excess of $100,000,000 but not exceeding $150,000,000 of the Term Loans has been repaid and (c) 0% of Adjusted Distributable Earnings plus any Proceed Payments, so long as an aggregate amount equal to or exceeding $150,000,000 of the Term Loans has been repaid ($175,000,000 in the case of any Proceed Payments), minus (B) at the option of the Borrower the aggregate principal amount of any Term Loans prepaid pursuant to Section 2.10(a) during such applicable Fiscal Year, or contractually committed during such Fiscal Year to be made within ninety (90) days from the last day of such Fiscal Year; provided that for any Fiscal Year in which Free Cash Balance would be less than $75,000,000 after giving pro forma effect to the mandatory repayment required pursuant to this Section 2.10(d)(iv), no such mandatory prepayment shall be required; provided, further, that in such event the Borrower may elect in its sole discretion to make a prepayment in the amount that would have otherwise been required pursuant to this Section 2.10(d)(iv).

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) through (v) of this Section 2.10(d) at least three (3) Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree in its discretion). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent shall promptly notify each Term Loan Lender of the contents of the Borrower’s prepayment notice and of such Term Loan Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (ii) or (iii) of this Section 2.10(d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Any Declined Proceeds shall be retained by the Borrower and used for any purpose not otherwise prohibited by this Agreement.

(vi) Each prepayment of Term Loans pursuant to this Section 2.10(d) shall be applied pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Term Loan Lenders with such Class of Term Loans), except that prepayments pursuant to Section 2.10(d)(iii) may be applied to the Class or Classes of Term Loans selected by the Borrower and shall, in each case, be further applied to such Class of Term Loans, first in forward order of maturity to the scheduled remaining installments of principal of the Term Loans occurring in the next twelve months following the date of such prepayment pursuant to Section 2.09(a) and second ratably to the scheduled remaining installments of principal of such Class of Term Loans required pursuant to Section 2.09(a).

(vii) Any prepayment of Term Loans pursuant to this Section 2.10(d) shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12, Call Premium to the extent required by Section 2.08(c) and shall be subject to Section 2.14.

(viii) Notwithstanding anything to the contrary in this Agreement, (A) to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary or any Excluded Subsidiary under clause (v) of such definition (any of the foregoing, a “Non-Repatriating Subsidiary”) is prohibited or delayed by any requirement of law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided under this clause (d), as the case may be, but only so long, as the applicable requirement of law will not permit repatriation to the Credit Parties, and once a repatriation of any of such affected Net Cash Proceeds are permitted under the applicable requirement of law, an amount equal to such Net Cash Proceeds (to the extent not reinvested in the business of such Non-Repatriating Subsidiary) will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Term Loans, and (B) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of a Non-Repatriating Subsidiary could have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided under this clause (d). For the avoidance of doubt, nothing in this Agreement, including this Section 2.01, shall be construed to require any Non-Repatriating Subsidiary to repatriate cash.

(ix) AHYDO Savings Payments. Notwithstanding anything to the contrary herein, it is intended that the Loans will not be treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Code and the provisions contained herein shall be construed so that the Loans are not treated as AHYDO. Accordingly, starting on the fifth (5th) anniversary of the Loans (or any portion thereof) and prior to the end of each accrual period (as defined in Section 1272(a)(5)) thereafter, Borrower shall pay such amounts of accrued and unpaid interest or original issue discount (as determined for U.S. federal income tax purposes) on the Loans as necessary to ensure that the Loans are not treated as having “significant original issue discount” within the meaning of Section 163(i)(1) of the Code. The computations and determinations made by Borrower under this provision shall be binding upon each Lender.

Section 2.11 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by Borrower in the applicable notice of prepayment, and in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, shall be applied to prepay any outstanding Loans on a pro rata basis; provided that any prepayment of Term Loans of any Class pursuant to Section 2.10(a) shall be applied to reduce the scheduled remaining installments of principal of the Term Loans of such Class in such manner as Borrower may elect, and absent such election, in forward order of maturity. Any prepayment of any Loans of any Class pursuant to this clause (a) shall be applied to the Loan of such Class of each Lender on a pro rata basis in accordance with their respective Pro Rata Shares.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case, in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

Section 2.12 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall, at the option of the Administrative Agent, be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder, each in the manner set forth in this Section 2.12.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if (A) any Conversion/Continuation Notice is withdrawn as to any Affected Lender, (B) any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, or (C) any Lender becomes a Defaulting Lender pursuant to clause (i) or (ii) of the definition thereof, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.07 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations, including in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied as follows:

first, to the payment of all amounts for which Administrative Agent and the Lenders are entitled to reimbursement or indemnification hereunder and all advances made by Administrative Agent hereunder for the account of the Borrower or any Guarantor, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof;

second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and

third, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.13 Ratable Sharing. Except as provided in Sections 2.10(d) and as otherwise permitted by this Agreement, Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate.

(i) In the event that on any Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans,

(A) Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B) the Administrative Agent is advised by the Requisite Lenders that the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans for such Interest Period;

then Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following such Interest Rate Determination Date, in each case until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(ii) If at any time the Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto) that (A) the circumstances set forth in clause (a)(i)(A) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (a)(i)(A) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided such other changes shall not include any amendment to the definition of “Applicable Margin”); provided that, if such alternate rate of interest shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Class Lenders of each Class stating that such Requisite Class Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (a)(ii) (but, in the case of the circumstances described in clause (B) of the first sentence of this Section 2.14(a)(ii), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following an Interest Rate Determination Date, and (y) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email, facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If

Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email, facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits (including, without duplication, any loss of the Applicable Margin on the relevant Loans)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. A certificate of such Lender setting forth in reasonable detail the calculation of the amount or amounts payable under this Section 2.14(c) shall be delivered to Borrower and shall be conclusive absent manifest error, and such amount or amounts shall be payable within ten (10) days after Borrower’s receipt of such certificate.

(d) Booking of Eurodollar Rate Loans. Subject to Section 2.17, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate

Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

(f) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Borrower may amend this Agreement to replace the Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders; provided that, with respect to any proposed amendment containing a rate based on Term SOFR, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of the Screen Rate with a Benchmark Replacement pursuant to this Section 2.14(f) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(f).

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based on the Eurodollar Rate will not be used in any determination of the Alternate Base Rate.

Section 2.15 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax indemnifiable under Section 2.16(b) or any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(a), no Lender shall demand compensation pursuant to this Section 2.15(a) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(b) Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has had the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within 15 days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(b), no Lender shall demand compensation pursuant to this Section 2.15(b) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(c) Notwithstanding anything in this Section 2.15 to the contrary, Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Taxes; Withholding.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If any Credit Party, Administrative Agent or any other Person is required by Law to make any deduction or withholding on account of any Tax with respect to any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall make such deductions and withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after that deduction, withholding or payment is made, the Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(c) Payment of Other Taxes by the Credit Parties. Without limiting, and without duplication of, the provisions of subsections (a) and (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Indemnification by the Borrower. The Borrower shall indemnify Administrative Agent and each Lender for any Indemnified Taxes paid or payable by Administrative Agent or such Lender (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with Borrower to obtain a refund of such Taxes (which shall be repaid to Borrower) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Credit Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. The indemnity under this Section 2.16(e) shall be paid within 10 days after Administrative Agent or Lender as the case may be delivers to the Borrower a certificate stating the amount of any such Tax so paid or payable. Any Lender who delivers such a certificate to the Borrower shall deliver a copy thereof to Administrative Agent. The certificate delivered to the Borrower shall be conclusive of the amount so paid or payable absent manifest error.

(f) Evidence of Exemption From U.S. Withholding Tax.

(i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as shall enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.16, a Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) two original copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(B) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), two of whichever of the following is applicable:

1. in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or W-8BEN-E;

2. executed originals of IRS Form W-8ECI;

3. in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business (a “Certificate re Non-Bank Status”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

4. to the extent a Non-US Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Certificate re Non-Bank Status, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a Certificate re Non-Bank Status on behalf of each such direct or indirect partner;

(C) any Non-US Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower and Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of Borrower.

Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 2.16(f).

(g) Treatment of Certain Refunds. If Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16 from the Governmental Authority to which such Tax was paid, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event shall Administrative Agent or any Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) the payment of which would place such Administrative Agent or Lender in a less favorable net after-Tax position than such Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or Sculptor Subsidiary.

(h) Allocation and Tax Treatment. The parties hereto agree to allocate the consideration paid by the Lenders between this Agreement and the Warrant in the reasonable discretion of the Borrower in accordance with GAAP. The parties intend to report any original issue discount in accordance with Treasury Regulations Section 1.1271-2(b)(1).

(i) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by or replacement of any Lender or Administrative Agent, and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16 it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Revolving Commitments or Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender shall not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in this Section 2.17(a) and (b) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.18 [Reserved].

Section 2.19 Removal or Replacement of a Lender.

(a) Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) any Lender becomes a Defaulting Lender, then, with respect to each such Increased-Cost Lender or Defaulting Lender (the “Terminated Lender”), Borrower may by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause, at its sole expense and effort, such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender, and (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Commitment Fees pursuant to Section 2.08 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; and

(ii) The Commitments and Loans of such Defaulting Lender shall not be included for any purpose in determining whether all Lenders, the Requisite Class Lenders, or the Requisite Lenders, or the Requisite Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.05), provided that this clause (b)(ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of (i) all Lenders or (ii) each Lender affected thereby (and such Defaulting Lender, if affected thereby).

(iii) In the event that the Administrative Agent and the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share, whereupon such Lender shall cease to be a Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.20 Tranching. This Agreement and the other Credit Documents may be amended by the Administrative Agent, subject to the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed) to permit the tranching of all or a portion of the outstanding Commitments, Term Loans and/or Revolving Commitments (and any relating Revolving Loans) of any Class with replacement tranches of commitments, term loans and revolving commitments denominated in Dollars; provided that the economic terms of the replacement tranches are, in the aggregate, identical to those of the then existing Commitments, Term Loans and/or Revolving Commitments. The Borrower shall promptly provide all reasonable cooperation requested by the Administrative Agent to effect such tranching and the Lenders shall bear any costs arising out of such tranching incurred by the Administrative Agent.

Article 3

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) Credit Documents. Administrative Agent shall have received executed counterparts of this Agreement and the Fee Letter, in each case from each applicable Credit Party and each Lender party thereto (which in the case of this clause (a), may include electronic transmission of a signed signature page of any such agreement or document), including a duly completed Perfection Certificate signed by the Borrower and each initial Guarantor.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party (provided that only redacted copies or forms of any amendments, joinders or supplements to such documents shall be required to be delivered under this clause (b) (and certain other documents, such as confidential separation and similar agreements, shall not be required to be delivered) so long as the unredacted versions of such definitive documents do not otherwise amend, supplement or modify the Organizational Documents of any Credit Party in a manner materially adverse to the Lenders), and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person (or officers of such Person’s general partner or equivalent) executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Effective Date by its secretary or an Authorized Officer (or officers of such Person’s general partner or equivalent) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Effective Date.

(c) Representations and Warranties. As of the Effective Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.

(d) Events of Default; Default. No event shall have occurred and be continuing or would result from the consummation of the transactions and borrowing contemplated hereby that would constitute an Event of Default or a Default.

(e) Effective Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Effective Date Certificate, together with all attachments thereto.

(f) PATRIOT Act. Administrative Agent and the Lenders shall have received all documentation and other information about the Credit Parties reasonably requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(g) Beneficial Ownership Certificate. Borrower shall have delivered to Administrative Agent a Beneficial Ownership Certification in relation to the Borrower, to the extent requested in writing by Administrative Agent or any Lender.

(h) Financial Calculations. The Credit Parties shall have delivered calculations of Combined Economic Income for the most recently ended Fiscal Quarter in the form attached to Annex A to the Compliance Certificate.

Section 3.02 Conditions Precedent to Borrowing. The obligation of each Lender to make the Term Loans and other Credit Extensions hereunder is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the date thereof:

(a) Credit Documents. Administrative Agent shall have received executed counterparts of the Board Representation Agreement, any Notes (to the extent requested reasonably in advance of the Closing Date), the Perfection Certificate Supplement (to the extent there are any changes to the Perfection Certificate delivered as of the Effective Date) and the Security Agreement, in each case from each applicable Credit Party and each Lender party thereto (which in the case of this clause (a), may include electronic transmission of a signed signature page of any such agreement or document), including the following documents:

(i) Uniform Commercial Code financing statements naming each Credit Party as debtor and the Administrative Agent as secured party in appropriate form for filing in the jurisdiction of incorporation or formation of each such Credit Party;

(ii) certificates representing all certificated Equity Interests owned directly by any Credit Party to the extent pledged (and required to be delivered) under the Security Agreement together with stock powers executed in blank, except as contemplated by Schedule 5.09(a);

(iii) all notes, chattel paper and instruments owned by any Credit Party to the extent pledged (and required to be delivered) pursuant to the Security Agreement duly endorsed in blank or with appropriate instruments of transfer, except as contemplated by Schedule 5.09(a);

(iv) short form security agreements in appropriate form for filing with the United States Patent & Trademark Office and the United States Copyright Office, as appropriate, with respect to the Intellectual Property Rights of the Credit Parties registered with such offices and listed in the Perfection Certificate and constituting Collateral;

(v) copies of Lien, judgment, copyright, patent and trademark searches in each jurisdiction reasonably requested by the Administrative Agent with respect to each Credit Party; and

(vi) certificates of insurance related thereto, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under any general liability, umbrella liability and property insurance policies maintained with respect to the assets and properties of the Credit Parties that constitute Collateral, in each case to the extent required pursuant to Section 5.05(b) and except as contemplated by Schedule 5.09(a).

(b) Africo Litigation Settlement. The Africo Litigation Settlement shall have been completed within ninety days from the Effective Date; provided that so long as no later than ninety (90) days from the Effective Date the Borrower shall have paid or caused to be paid the Extension Fee on the terms of the Fee Letter, such term shall be extended to 180 days from the Effective Date;

(c) Issuance of Warrant or Restricted Stock. If the prior written consent of the holders of a majority of the outstanding Class A Common Units, the holders of a majority of the outstanding Post-Recap Class A Units and the holders of a majority of the outstanding Sculptor Operation Group E Units under each of (i) the Amended and Restated Agreement of Limited Partnership of Oz Management LP

dated February 7, 2019, (ii) the Amended and Restated Agreement of Limited Partnership of Oz Advisors LP dated February 7, 2019 and (iii) the Amended and Restated Agreement of Limited Partnership of Oz Advisors II LP, dated as of February 7, 2019 is obtained prior to the Closing Date (the “Warrant Consent”), Administrative Agent shall have received executed counterparts of the Warrant from the Issuer (which may include electronic transmission of a signed signature page of any such agreement); provided that if the Warrant Consent is not obtained prior to the Closing Date then, in lieu of the Warrant, Administrative Agent shall have received the Class A Shares issuable pursuant to, and subject to the conditions set forth in, the Restricted Stock Purchase Agreement.

(d) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date;

(e) Solvency Certificate. Administrative Agent shall have received a certificate dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Borrower (or officers of such Person’s general partner or equivalent) attesting that the Credit Parties and the Sculptor Subsidiaries, on a consolidated basis are, and upon the occurrence of any Obligation by any Credit Party on the Closing Date will be, Solvent, substantially in the form of Exhibit M;

(f) Opinion of Counsel. Administrative Agent and its counsel shall have received a copy of the favorable written opinion of Ropes & Gray LLP, counsel for Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(g) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(h) Refinancing. The Refinancing shall have been, or substantially concurrently with the funding of the Term Loans on the Closing Date, shall be, consummated, and in connection therewith all guarantees and liens shall have been released.

(i) Material Adverse Effect. Since the Effective Date, no event shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Payment of Fees and Expenses. (A) The expenses of Administrative Agent and the Lenders (including the reasonable, documented out-of-pocket fees and expenses of their attorneys) arising in connection with the transactions contemplated by the Credit Documents for which invoices have been presented to Borrower at least one Business Day prior to the Closing Date and (B) each Lender shall have received for its own account the upfront fees set forth in the Fee Letter.

(k) Minimum Liquidity. After giving effect to the funding of the Loans on the Closing Date, the Refinancing and the Africo Litigation Settlement, the sum of (i) cash or Cash Equivalents, (ii) the amount by which (A) the aggregate Revolving Loan Commitment exceeds (B) the aggregate outstanding principal balance of Revolving Loans, and (iii) management fee receivables, incentive receivables and other revenue receivables of the Credit Parties and their Subsidiaries on a pro forma basis as of June 30, 2020 shall not be less than $200,000,000.

(l) Conditions to All Loans. The conditions precedent in Section 3.03 shall have been satisfied or waived in accordance with Section 10.05.

Section 3.03 Further Conditions to All Loans.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date on or after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed notice (or telephonic notice) in accordance with Section 2.01(c) and Section 3.04;

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Section 3.04 Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Article 4

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Credit Extensions to be made thereby, the Credit Parties each represent and warrant to each Lender, on the Effective Date and on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

Section 4.01 Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the Sculptor Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (or, only where applicable, the equivalent status in such jurisdiction of organization), except (other than with respect to any Credit Party) as would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own and operate its properties, to carry on its business, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.02 Equity Interests and Ownership. The Equity Interests of each Credit Party and each of their Sculptor Subsidiaries have been duly and validly authorized and issued, and in the case of entities that are organized as corporations, are fully paid and non-assessable, and in the case of entities that are organized as limited liability companies, no Credit Party or Sculptor Subsidiary is liable to such entity to make any additional capital contributions with respect to its equity interest in such entity (except as otherwise required by the Delaware Limited Liability Company Act), and, in the case of entities organized as partnerships, all of the interests in each such entity have been duly and validly created. All Equity Interests of Sculptor Subsidiaries of any Credit Party are owned directly or indirectly by one or more Credit Parties, free and clear of any lien, charge, encumbrance, security interest, or other claim of any third party other than Permitted Liens.

Section 4.03 Due Authorization. Each of the Credit Parties has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04 No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and shall not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any Sculptor Subsidiary, (ii) any of the Organizational Documents of such Credit Party, (iii) any of the Organizational Documents of any Sculptor Subsidiary, or (iv) any order, judgment or decree of any court or other agency of government binding such Credit Party or any Sculptor Subsidiary, in each case of clauses (i), (iii) and (iv), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) conflict with or result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective Sculptor Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain shall not have a Material Adverse Effect.

Section 4.05 Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and shall not require any registration with, consent or approval of, exemption from, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect prior to the Closing Date, (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (c) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

Section 4.06 Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

Section 4.07 Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date and the Closing Date, none of the Credit Parties nor any of the Sculptor Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto other than (a) the liabilities reflected on Schedule 4.07, (b) obligations arising under this Agreement and the other Credit Documents, and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.08 No Material Adverse Effect(a) . Since December 31, 2019, no Material Adverse Effect has occurred.

Section 4.09 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any Sculptor Subsidiary, to such Credit Party’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

Section 4.10 Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) all Tax returns and reports of any Credit Party or Sculptor Subsidiary required to be filed by any of them have been timely filed, and (ii) all Taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or Sculptor Subsidiary and upon their respective properties, assets, income and businesses which are due and payable (including in their capacity as a withholding agent) have been timely paid, other than those which are being contested by such Credit Party or Sculptor Subsidiary in good faith and by appropriate proceedings; provided, adequate reserves have been made thereof in conformity with GAAP.

Section 4.11 Properties. Each of the Credit Parties and the Sculptor Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except (x) for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.01 in the ordinary course of business or as otherwise permitted under Section 6.05 or (y) where the failure to have such title, rights or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any Sculptor Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

Section 4.12 No Defaults. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Administrative Agent’s Liens on the Collateral. None of the Credit Parties nor any of the Sculptor Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Investment Company Act. None of the Credit Parties is subject to regulation under the Investment Company Act of 1940. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14 Use of Proceeds; Anti-Corruption Laws. The Credit Parties and the Sculptor Subsidiaries shall use the proceeds of the Loans solely for purposes and in the manner permitted under Section 2.03. The Borrower shall not request any Loan, and the Credit Parties and the Sculptor Subsidiaries shall not use, and shall procure representations that their respective Sculptor Subsidiaries and respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent it would result in a violation of any Sanctions applicable to and by any party hereto, or (C) in any other manner that would result in the violation of any Sanctions applicable to and by any party hereto.

Section 4.15 Employee Benefit Plans. In each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Credit Parties and the Sculptor Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, or such Employee Benefit Plan is entitled to reliance on the opinion letter issued to the prototype sponsor by the Internal Revenue Service, (iii) no liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the Sculptor Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the Sculptor Subsidiaries or any of their respective ERISA Affiliates, (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or Sculptor Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, and (vii) each of the Credit Parties or any of the Sculptor Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.16 Compliance with Statutes, etc. Each of the Credit Parties and the Sculptor Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in such instances in which (a) such statute, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) non-compliance therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17 Disclosure. As of the Effective Date and the Closing Date, as applicable, no reports, certificates or written statements (other than information of a general economic or general industry nature) furnished to Administrative Agent or any Lender by or on behalf of any Credit Party or Sculptor Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished on or prior to the Closing Date), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to the Borrower, Advisors, Advisors II or any New Advisor Guarantor, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information is based upon good faith estimates and assumptions believed by the Borrower, Advisors, Advisors II or any New Advisor Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.18 Anti-Corruption Laws and Sanctions. Each of the Credit Parties and the Sculptor Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party or Sculptor Subsidiary (as the case may be), and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions, and each of the Credit Parties and the Sculptor Subsidiaries and their respective officers and, to the knowledge of any of the Credit Parties and the Sculptor Subsidiaries, their respective employees and directors and agents, are in compliance with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions in all material respects. None of (a) any Credit Parties or any Sculptor Subsidiaries or any of their respective directors or officers or, or (b) to the knowledge of any of the Credit Parties and the Sculptor Subsidiaries, any of their respective employees or agents that shall act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

Section 4.19 Security Interests. Except as a result of any act or omission by the Administrative Agent or any Secured Party (unless arising out of any breach of the Credit Documents by any Credit Party) or as otherwise contemplated hereby or under any other Credit Document, the provisions of each Collateral Document, upon execution and delivery thereof by the parties thereto, are effective to create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by this Agreement or the Collateral Documents), such Liens in favor of the Administrative Agent for the benefit of the Secured Parties constitute perfected first priority Liens on the Collateral (subject to Permitted Liens) to the extent perfection can be obtained by the filing of UCC financing statements, possession or control, securing the Obligations, enforceable against the applicable Credit Party.

Section 4.20 Solvency. As of the Closing Date, immediately following the making of Loans and after giving effect to the application of the proceeds of such Loans made on the Closing Date, the Credit Parties and the Sculptor Subsidiaries, on a consolidated basis are and, upon the incurrence of any Obligation by any Credit Party on such date, shall be Solvent.

Section 4.21 Intellectual Property; Licenses, etc. The Credit Parties and the Sculptor Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, except to the extent such lack of ownership, license, or possession of the right to use, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no use by the Credit Parties of any Intellectual Property in the operation of their businesses as currently conducted infringes upon any Intellectual Property Rights or other proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property Rights owned by any Credit Party or any Sculptor Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against any Credit Party or any Sculptor Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Article 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), each Credit Party shall perform, and shall cause each of the Sculptor Subsidiaries to perform, all covenants in this Article 5.

Section 5.01 Financial Statements and Other Reports. Borrower shall deliver to Administrative Agent, for further distribution to the Lenders:

(a) Quarterly Financial Statements. Within 45 days after the end of the first three Fiscal Quarters, (i) the consolidated balance sheet of Issuer and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and (ii) a Financial Officer Certification with respect to such consolidated financial statements; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i) of this Section 5.01(a), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of Issuer and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, (ii) a Financial Officer Certification with respect to such consolidated financial statements; and (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent, which report shall be unqualified and without emphasis of matter as to going concern and scope of audit (other than qualifications and exceptions related to an impending maturity date of any Indebtedness under this Agreement within 12 months of the date of such report, and any prospective breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-K for such fiscal year shall satisfy the requirements of clause (i) of this Section 5.01(b), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(c) Compliance Certificate and Perfection Certificate. (i) No later than five days after the earlier of (i) delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b) and (ii) the date on which the financial statements shall have been delivered pursuant to Sections 5.01(a) and 5.01(b), a completed Compliance Certificate duly executed by the chief financial officer of Sculptor Corp and (ii) concurrently with any delivery of the Compliance Certificate in respect of financial statements under clause (a) above (except for the Compliance Certificate relating to the financial statements to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter ending on March 31, 2018), a Perfection Certificate Supplement or a certificate of an Authorized Officer of the Borrower stating that there has been no change in the information set forth in the last Perfection Certificate or Perfection Certificate Supplement, as the case may be, most recently delivered to the Administrative Agent;

(d) Statements of Reconciliation.

(i) If, as a result of any change in accounting principles and policies from those used in the preparation of financial statements of the Issuer, the consolidated financial statements of Issuer delivered pursuant to Section 5.01(a) or 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” that would have otherwise been presented in the financial statements in form and substance satisfactory to Administrative Agent.

(ii) In addition, (i) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Credit Parties and Sculptor Subsidiaries, taken as a whole, and the consolidated financial statements for the Issuer and its consolidated Subsidiaries, substantially in the form of Exhibit I or otherwise in form and substance reasonably acceptable to Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Article 6 (a “Reconciliation Statement”) and (ii) solely in the event that Combined Total Net Debt as of the date of the most recent balance sheet included in such financial statements was greater than $0, within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements.

(e) Notice of Default. Promptly upon any officer of the Issuer, Borrower, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Public Filings. Promptly after the same become publicly available, notice of the filing of all annual, regular, periodic and special reports, proxy or financial statements, and registration statements (including any prospectus, prospectus supplement, pricing supplement or similar document) filed by the Issuer or any of its Sculptor Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided that the documents and notices required to be delivered pursuant to this clause (f) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such documents are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);

(g) Rating Changes. Promptly after any of the Rating Agencies shall have announced a change in the Debt Rating, written notice of such rating change;

(h) Notice of Litigation. Promptly upon any officer of the Issuer, Borrower, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof;

(i) Information Regarding Collateral. Written notice within 60 days after any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s jurisdiction of organization, and, upon the reasonable request of the Administrative Agent, Borrower shall take all actions reasonably necessary to perfect or continue to perfect the Administrative Agent’s security interest in all the Collateral as contemplated in the Collateral Documents following such change; and

(j) Other Notices. The Credit Parties shall notify promptly the Administrative Agent of the incurrence of any Indebtedness for which a mandatory prepayment is required pursuant to Section 2.10(d) or the provisions of any Credit Document; and

(k) Other Information. Such other information and data with respect to Credit Parties or any of the Sculptor Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(l) In addition to the method of delivery described in the provisos to Section 5.01(a) and (b), Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that, to the extent not delivered pursuant to the proviso to Section 5.01(a) or (b), the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

The Borrower represents and warrants that each of the Credit Parties, the Issuer, and their respective Controlled Sculptor Subsidiaries, in each case, if any (collectively with the Borrower, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC (or is consolidated in financial statements that are filed with the SEC) and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrower shall not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such other materials do not constitute material non-public information within the meaning of the U.S. federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 5.02 Existence. Except as otherwise permitted under Section 6.05, each Credit Party shall, and shall cause each of the Sculptor Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights (including Intellectual Property Rights) and franchises, licenses and permits material to its business, in the case of clauses (a) (in the case of any Sculptor Subsidiary that is not a Credit Party) and (b) except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Payment of Taxes. Each Credit Party shall, and shall cause each of the Sculptor Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid (i) if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves have been made therefor in conformity with GAAP or (ii) to the extent the failure to pay such Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Maintenance of Properties. Each Credit Party shall, and shall cause each of the Sculptor Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the Sculptor Subsidiaries, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance.

(a) Each Credit Party shall maintain or cause to be maintained, with financially sound and reputable insurers at all times, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each of the other Credit Parties to name the Administrative Agent as loss payee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it shall give the Administrative Agent prior written notice before any such policy or policies shall be canceled.

Section 5.06 Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party shall, and shall cause each of the Sculptor Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party shall, and shall cause each of the Sculptor Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the Sculptor Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers (provided that an Authorized Officer of Issuer or any Credit Party shall be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each Fiscal Year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.06, none of the Credit Parties nor any of the Sculptor Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided that the Borrower shall use commercially reasonable efforts to notify the Administrative Agent if information is being withheld pursuant to this sentence to the extent such notice would not itself be prohibited by law or binding agreement, or reasonably be likely to compromise such attorney-client privilege or the privilege afforded to attorney work product.

Section 5.07 Compliance with Laws. Each Credit Party shall comply, and shall cause each of the Sculptor Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party and Sculptor Subsidiary shall maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and Sculptor Subsidiary, and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.

Section 5.08 Additional Security and Guarantees.

(a) In the event that, after the Closing Date, any Affiliate of a Credit Party becomes a New Advisor (including as a result of ceasing to be an Excluded Subsidiary), the Borrower shall, within thirty (30) days after (i) such New Advisor is formed or acquired, or, (ii) if such Person became a New Advisor in any Fiscal Quarter for any other reason, the date that financial statements are required to be delivered under Section 5.01(a) or (b) for such Fiscal Quarter (or, in the case of clauses (i) and (ii), such longer period as may be reasonably acceptable to the Administrative Agent):

(A) cause any such New Advisor to deliver a Perfection Certificate Supplement to the Administrative Agent, together with any possessory Collateral required to be delivered pursuant to the Security Agreement;

(B) deliver all certificated Equity Interests of such New Advisor held by any Credit Party that are Collateral and required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Credit Party and all intercompany notes owing to such New Advisor to any Credit Party that are Collateral and required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party;

(C) cause each such New Advisor to execute a Counterpart Agreement and a supplement to the Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement or this Agreement in accordance with all applicable requirements of Law, including the filing of financing statements in the jurisdiction of organization of such New Advisor; and

(D) if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such New Advisor.

(b) Notwithstanding the foregoing, the Borrower and the other Credit Parties shall not be required to comply with the provisions of this Section 5.08 to the extent that the cost (including as a result of adverse tax consequences) of providing any Guaranty or obtaining the Liens, or perfection thereof, required by this Section are, in the reasonable discretion of the Administrative Agent and the Borrower, excessive in relation to the value to be afforded to the Lenders thereby.

Section 5.09 Further Assurances.

(a) To the extent not completed on or prior to the Closing Date, the Borrower shall satisfy the requirements set forth on Schedule 5.09(a) on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

(b) At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party shall, at its expense (if due to Credit Party error in the case of clause (i)), promptly (i) use commercially reasonable efforts to correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Borrower of any Perfection Certificate Supplement) as the Administrative Agent may reasonably request from time to time in order to (A) carry out more effectively the purposes of this Agreement, the Collateral Documents and the other Credit Documents, (B) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby (subject to the qualifications set forth in any of the Credit Documents) and (D) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Article 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), such Credit Party shall perform, and shall cause each of the Sculptor Subsidiaries to perform, all covenants in this Article 6.

Section 6.01 Indebtedness. No Credit Party shall, nor shall it permit any of the Sculptor Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Credit Documents;

(b) Indebtedness existing on the Effective Date and listed on Schedule 6.01;

(c) [Reserved];

(d) Indebtedness of (i) any Credit Party to any other Credit Party or any Sculptor Subsidiary, and (ii) any Sculptor Subsidiary to any Credit Party or any other Sculptor Subsidiary; provided that any Indebtedness owed by any Credit Party to any Sculptor Subsidiary that is not a Credit Party incurred pursuant to this clause (d) shall be subordinated in right of payment to the payment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) pursuant to terms substantially in the form of Exhibit H (or such other subordination terms as may be mutually agreed between Borrower and Administrative Agent);

(e) current liabilities of the Credit Parties or the Sculptor Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.03;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Indebtedness in the form of either a direct obligation of a Credit Party or Sculptor Subsidiary or in the form of a guaranty by a Credit Party or Sculptor Subsidiary, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a Sculptor Fund;

(j) Indebtedness incurred by a Credit Party or Sculptor Subsidiary arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party or Sculptor Subsidiary, as applicable, pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party or Sculptor Subsidiary;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, and (iii) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(m) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party or Sculptor Subsidiary, as applicable;

(n) Indebtedness of any Person that becomes a Sculptor Subsidiary after the Closing Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (i) such Indebtedness exists at the time such Person becomes a Sculptor Subsidiary and is not created in contemplation of or in connection with such Person becoming a Sculptor Subsidiary; and (ii) such Person becoming a Sculptor Subsidiary is permitted under this Agreement;

(o) Indebtedness of any Credit Party or Sculptor Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations in an aggregate principal amount not to exceed at any time $35,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(p) subject to the conditions set forth in subclauses (x) and (y) of this Section 6.01(p), other unsecured, pari passu or junior Indebtedness in an aggregate principal amount not to exceed at any time $75,000,000; provided that (x) prior to the occurrence of the Fall-Away Trigger, such Indebtedness shall not be secured on a pari passu basis with the Obligations and (y) following the occurrence of the Fall-Away Trigger, the amount of Indebtedness under this Section 6.01(p) that is secured on a pari passu or junior basis with the Obligations shall (A) not exceed $25,000,000 in the aggregate, (B) be subject to an intercreditor agreement on terms acceptable to the

Administrative Agent and the Requisite Lenders in their reasonable discretion, (C) not have any obligors that are not the Borrower or Guarantors or be secured by Collateral that does not secure the Loans and (D) not have a Weighted Average Life to Maturity or maturity date earlier than the Weighted Average Life to Maturity and maturity date of the Term Loans;

(q) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other obligations of any Credit Party or any Sculptor Subsidiary, in each case entered into in the ordinary course of business;

(r) Indebtedness of the Credit Parties or any Sculptor Subsidiaries in the nature of any contingent obligations of any Credit Party or any Sculptor Subsidiary (i) to issue, make or apply the proceeds of any capital calls in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any Sculptor Fund or any of their respective Subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such Persons or (ii) in respect of a pledge of such Credit Party’s or such Sculptor Subsidiary’s Equity Interests in any Sculptor Fund or any of their respective Subsidiaries for the purpose of securing Indebtedness of such Sculptor Fund or any of their respective Subsidiaries, either now existing or newly created;

(s) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(t) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(v) (i) Indebtedness of Qualifying Risk Retention Subsidiaries incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or Sculptor Fund to secure Indebtedness permitted under clause (v)(i);

(w) (i) Indebtedness of Alternate Investment Subsidiaries that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (including, without limitation, any guarantees made by any Alternate Investment Subsidiary), and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, Sculptor Fund or other investment vehicle to secure Indebtedness permitted under clause (w)(i);

(x) other unsecured or junior lien Indebtedness by any Credit Party or any Sculptor Subsidiary if after giving pro forma effect to the incurrence thereof, the Total Net Leverage Ratio would not exceed (x) prior to the occurrence of the Fall-Away Trigger, 2.00:1.00 and (y) following the occurrence of the Fall-Away Trigger, 2.50:1.00; provided that any such Indebtedness that is secured on a junior basis with the Obligations shall (A) be subject to an intercreditor agreement on terms acceptable to the Administrative Agent and the Requisite Lenders in their reasonable discretion, (B) not have any obligors that are not the Borrower or Guarantors or be secured by Collateral that does not secure the Loans and (C) not have a Weighted Average Life to Maturity or maturity date earlier than the Weighted Average Life to Maturity and maturity date of the Term Loans; and

(y) (i) guaranties by any Credit Party, or guaranties by any Sculptor Subsidiary of Indebtedness of any other Sculptor Subsidiary that is not a Credit Party, in each case with respect to Indebtedness permitted under clauses (a) through (x) of this Section 6.01 (but excluding clauses (n) and (o)), and (ii) extensions, renewals, refinancings, refundings and replacements of Indebtedness permitted under clauses (b) through (y) (other than the Existing Credit Agreement) that, unless such an increase would otherwise be permitted by such clause, do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, any premium thereon pursuant to the terms thereof, plus other customary fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided further that any such extensions, renewals, refinancings, refundings and replacements shall reduce the basket permitted by any such clause by the full amount incurred under this clause (y).

Section 6.02 Liens. No Credit Party shall, nor shall it permit any of the Sculptor Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the Sculptor Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Credit Party or any Sculptor Subsidiary or existing on any property or asset of any Person that becomes a Credit Party or a Sculptor Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or a Sculptor Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or a Sculptor Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Credit Parties or their respective Sculptor Subsidiaries (other than accessions and additions thereto and proceeds and products thereof), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or a Sculptor Subsidiary, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, any premium thereon pursuant to the terms thereof, plus other customary fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing amount thereof, and (iv) acquisition of such property or assets or such Person becoming a Credit Party or a Sculptor Subsidiary, as the case may be, is permitted under this Agreement;

(b) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted in accordance with Section 5.03;

(c) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA), and deposits securing letters of credit supporting such obligations, in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(e) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which, either individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the Sculptor Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and purported Liens evidenced by the filing of any precautionary UCC financing statement relating solely to such lease;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h) Liens solely on any cash earnest money deposits made by any Credit Party or any of the Sculptor Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) Liens existing on the Effective Date and listed on Schedule 6.02;

(m) non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property Rights granted by any Credit Party or any of the Sculptor Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Credit Party or such Sculptor Subsidiary;

(n) Liens on property, plant and equipment of any Credit Party or any Sculptor Subsidiary acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (o) of Section 6.01 to finance Capital Leases and the acquisition, construction, development or improvement of such assets); provided that (i) such Liens secure Indebtedness permitted by clause (o) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such Liens shall not apply to any other property or assets of the Credit Parties or the Sculptor Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or Sculptor Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(n) or Section 6.02(a));

(o) Liens granted by any Credit Party or any Sculptor Subsidiary that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any Sculptor Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such Sculptor Fund or any of their respective Subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such Sculptor Fund or such Subsidiary or (ii) on the Equity Interests of any Sculptor Fund or any of their respective Subsidiaries to secure Indebtedness of such Sculptor Fund or any of their respective Subsidiaries (or a permitted guaranty thereof);

(p) [Reserved];

(q) Liens and deposits (i) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 6.01 or (ii) securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(r) Liens deemed to exist in connection with repurchase agreements (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Credit Party or Sculptor Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and Sculptor Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or Sculptor Subsidiary in the ordinary course of business;

(t) Liens on cash, Cash Equivalents, deposit accounts, securities accounts, trust accounts, trusts, escrow arrangements, and other funding arrangements, in each case in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge or redemption of Indebtedness; provided that (i) such defeasance or satisfaction and discharge is not otherwise prohibited hereunder, and (ii) the amount of cash or Cash Equivalents subject to such Liens does not exceed the amount that is necessary to complete such defeasance, satisfaction and discharge, or redemption;

(u) Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(v) (i) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (ii) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (i) stored value cards, and (iii) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(w) Liens on (i) insurance policies and the proceeds thereof or (ii) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 6.01(t);

(x) [Reserved];

(y) Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 6.01(v);

(z) Liens on (i) any assets or rights of any Alternate Investment Subsidiary and (ii) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(w);

(aa) subject to the conditions set forth in subclauses (x) and (y) of this Section 6.02(aa), Liens not otherwise permitted by this Section 6.02 securing pari passu or junior Lien Indebtedness under Section 6.01(p) and other pari passu or junior Lien obligations of the Credit Parties or the Sculptor Subsidiaries in an aggregate amount not to exceed $75,000,000 at any time outstanding; provided that (x) prior to the occurrence of the Fall-Away Trigger, such Liens shall not secure Indebtedness on a pari passu basis with the Obligations and (y) following the occurrence of the Fall-Away Trigger, Liens permitted by this Section 6.02(aa) securing Indebtedness on a pari passu or junior basis with the Obligations shall (A) not exceed $25,000,000, (B) be subject to an intercreditor agreement on terms acceptable to the Administrative Agent and the Requisite Lenders in their reasonable discretion, (C) not have any obligors that are not the Borrower or Guarantors, be secured by Collateral that does not secure the Loans and (D) not have a Weighted Average Life to Maturity or maturity date earlier than the Weighted Average Life to Maturity and maturity date of the Term Loans;

(bb) Liens not otherwise permitted by this Section 6.02 securing junior Lien Indebtedness and other junior Lien obligations of the Credit Parties or the Sculptor Subsidiaries if after giving pro forma effect to the incurrence of Indebtedness secured by such Liens, the Total Net Leverage Ratio would not exceed (x) prior to the occurrence of the Fall-Away Trigger, 2.00:1.00 and (y) following the occurrence of the Fall-Away Trigger, 2.50:1.00, calculated with respect to such period on a pro forma basis; provided that any such Indebtedness shall (A) be subject to an intercreditor agreement on terms acceptable to the Administrative Agent and the Requisite Lenders in their reasonable discretion, (B) not have any obligors that are not the Borrower or Guarantors or be secured by Collateral that does not secure the Loans and (C) not have a Weighted Average Life to Maturity or maturity date earlier than the Weighted Average Life to Maturity and maturity date of the Term Loans; and

(cc) Liens pursuant to any Credit Document.

Section 6.03 Restricted Payments. No Credit Party shall, nor shall it permit any of the Sculptor Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart (for a sinking or other similar fund), or agree to declare, order, pay, or make or set apart (for a sinking or other similar fund for), any sum for any Restricted Payment; provided that:

(a) (I) (1) for any taxable period ending after December 31, 2016 for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of federal. state and/or local income taxes, as applicable, that would be owed (including estimated taxes) as determined by the Borrrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion (which may be determined without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code) by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party; provided that, with respect to each such Credit Party, the aggregate amount of such distributions that may be made under this Section 6.03(a)(1) by such Credit Party for a taxable period shall not exceed the product of (i) the highest combined marginal income tax rate applicable to any direct or indirect owner of such Credit Party with respect to such taxable income for such period, as determined by the Borrrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion and (ii) such Credit Party’s taxable income (or such Credit Party’s good faith estimate thereof at the time of such distribution) for such taxable period (determined, (a) for any taxable period with respect to which any such Credit Party was a disregarded entity, as if such entity were a partnership, and (b) without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code), and (2) for any taxable period ending on or prior to December 31, 2016, for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of taxes in an amount equal to the federal and/or state income taxes, as applicable, that would be owed (including estimated taxes) as determined by the Borrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party (using the same methodology and subject to the same limitations contained in Section 6.03(a)(1)) to the extent the foregoing taxes are attributable to an audit adjustment made after the Closing Date by the Internal Revenue Service (and/or any applicable state or local taxing authority) and (II) any Credit Party can make distributions to fund Tax Receivable Agreement payments;

(b) any Credit Party or Sculptor Subsidiary may make Restricted Payments (i) payable solely in the Equity Interests of such Person (including, for the avoidance of doubt, Sculptor Operating Group A-1 Units, and Sculptor Operating Group E Units); (ii) in the form of Class A Shares, Class C Non-Equity Interests, Sculptor Operating Group D Units, or Sculptor Operating Group P Units; (iii) to any Credit Party; (iv) to any Sculptor Subsidiary if such Restricted Payment is made by a Sculptor Subsidiary that is not a Credit Party; and (v) by any Subsidiary in the form of a distribution in respect of any class of its Equity Interests to the holders of such Equity Interests on a pro rata basis.

(c) any Credit Party or Sculptor Subsidiary may make dividends or distributions on its Equity Interests within ninety (90) days of the date of the declaration thereof (or the declaration of a corresponding dividend by the Issuer), so long as such dividend or distribution would have been permitted under another provision of this Section 6.03 if paid on the date of the declaration thereof (or the date that the Issuer declared a corresponding dividend or distribution); provided that capacity under such other provision shall be deemed to be reduced by the amount of such dividend or distribution as of the date of such declaration;

(d) prior to the occurrence of the Fall-Away Trigger, any Credit Party or Sculptor Subsidiary may make Restricted Payments in an aggregate amount not to exceed (x) prior to the occurrence of the Fall-Away Trigger, $50,000,000 and (y) following the occurrence of the Fall-Away Trigger, $100,000,000, during the term of this Agreement;

(e) any Credit Party and any Sculptor Subsidiary may make dividends or distributions to pay customary salary, bonus and other benefits payable to, and make indemnity payments on behalf of, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Sculptor Corp, any Credit Party or Sculptor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), to the extent that such dividends or distributions are treated as expenses of such Credit Party or Sculptor Subsidiary, as the case may be, for purposes of the financial statements of the Issuer and its consolidated Subsidiaries, the Reconciliation Statements and the calculation of Combined Economic Income;

(f) any Credit Party and any Sculptor Subsidiary may make Restricted Payments made pursuant to and in accordance with any stock option plans or other benefit plans or agreements for current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Sculptor Corp, any Credit Party or any Sculptor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), in each case, to the extent that such Restricted Payments are treated as compensation expenses in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for such period.

(g) any Credit Party and any Sculptor Subsidiary may make Restricted Payments to pay management, advisory, consulting or termination fees, indemnities, or other fees to any managers, partners, managing members, principals, consultants, independent contractors or other advisors of the Issuer, Sculptor Corp, any Credit Party or any Sculptor Subsidiary in accordance with any management or similar agreements;

(h) any Credit Party and any Sculptor Subsidiary may repurchase equity interests upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such equity interests represent a portion of the exercise, conversion or exchange price thereof;

(i) repurchases of equity interests or other Restricted Payments by any Credit Party and any Sculptor Subsidiary deemed to occur upon the exchange, or withholding of all or a portion of the equity interests granted or awarded to, or exchanged by, a current or former director, officer, employee, manager, partner, or managing member of the Issuer, Sculptor Corp, or such Person (or current or former director, officer, employee, manager, partner, or managing member of such Person’s general partner or equivalent), or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), in each case to pay for the taxes payable by such Person upon such grant or award or exchange (or upon the vesting thereof);

(j) any Credit Party or Sculptor Subsidiary may make Restricted Payments to fund payments under any Expense Allocation Agreement or any Cost Sharing Arrangement;

(k) any Credit Party and any Sculptor Subsidiary may make Restricted Payments directly or indirectly to the Issuer or another Credit Party to fund dividends declared by the Issuer on the Class A Shares in an aggregate amount per year not exceeding thirty percent (30%) of Distributable Earnings for the preceding Fiscal Year;

(l) so long as no Event of Default shall have occurred and be continuing, any Credit Party or Sculptor Subsidiary may make Restricted Payments with Adjusted Distributable Earnings in an aggregate amount not to exceed the amount available under Cumulative Credit; and

(m) so long as no Event of Default shall have occurred and be continuing and following the occurrence of the Fall-Away Trigger, any Credit Party or Sculptor Subsidiary may make Restricted Payments so long as after giving pro forma effect to such Restricted Payments, the Total Net Leverage Ratio would not exceed 2.50:1.00.

Section 6.04 Restrictions on Sculptor Subsidiary Distributions. Except as provided herein, or in the other Credit Documents in effect as of the Closing Date, no Credit Party shall, nor shall it permit any Sculptor Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Sculptor Subsidiary to (a) pay dividends or make any other distributions on any of such Sculptor Subsidiary’s Equity Interests owned by any Credit Party or any Sculptor Subsidiary, (b) repay or prepay any Indebtedness owed by such Sculptor Subsidiary to any Credit Party or any Sculptor Subsidiary, (c) make loans or advances to any Credit Party or any Sculptor Subsidiary, or (d) transfer, lease or license any of its material property or assets to any Credit Party, in each case other than restrictions, prohibitions or conditions (i) on the transfer of limited liability company, partnership, or other equity interests, (ii) with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (iii) by reason of customary provisions restricting assignments, subletting, leases, licenses or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, (v) described on Schedule 6.04, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions, prohibitions or conditions, (vi) that arise in connection with an asset sale solely to the extent relating to the assets being disposed of, (vii) that are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (viii) on cash or other deposits, or maintaining a minimum net worth or assets under management, in each case imposed by customers under contracts entered into in the ordinary course of business, (ix) that arise by operation of applicable requirements of law, (x) that are binding on a Credit Party or a Sculptor Subsidiary at the time such Credit Party or Sculptor Subsidiary first becomes a Sculptor Subsidiary of the Issuer, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming a Sculptor Subsidiary of the Issuer and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes a Sculptor Subsidiary of the Issuer, (xi) that arise under any document, agreement or other arrangement pertaining to other Indebtedness of a Credit Party or Sculptor Subsidiary that is permitted under this Agreement so long as such restrictions, prohibitions or conditions are not, in the Borrower’s good faith judgment, materially more restrictive or burdensome in respect of the foregoing activities than the Credit Documents (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative

Agent or the Lenders hereunder or under any other Credit Document, or restrict any Credit Party from performing its obligations under the Credit Documents), (xii) of the type set forth in clause (d) above that arise under any document, agreement or other arrangement pertaining to secured Indebtedness of a Credit Party or Sculptor Subsidiary that is permitted under this Agreement, so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to the Lien securing such Indebtedness, (xiii) that arise under any Organizational Documents in connection with the Specified Transactions, the Preferred Units Documents, or the Preferred Debt Securities Documents, (xiv) that arise under agreements governing Indebtedness or Capital Lease Obligations permitted by Section 6.01(o) (in the case of agreements permitted by such Section, any prohibition or limitation shall only be effective against the assets financed thereby), (xv) that arise under the Expense Allocation Agreement or any Cost Sharing Arrangement, (xvi) of the type set forth in clause (d) above that arise under agreements in respect of Indebtedness or Liens permitted under Section 6.01(r) and Section 6.02(n), so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to such Lien, (xvii) that arise under agreements with Sculptor Funds providing for the adjustment, clawback or holdback of incentive compensation, (xviii) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(v), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(v)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any Sculptor Subsidiaries of a Credit Party other than Qualifying Risk Retention Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(v)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(y), and (xix) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(w), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(w)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any Sculptor Subsidiaries of a Credit Party other than Alternate Investment Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(w)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(z).

Section 6.05 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any Sculptor Subsidiary to, consummate any merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, for the avoidance of doubt, any Asset Sale) outside of the ordinary course of business, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Credit Party (other than the Borrower) may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b) any Credit Party (other than the Borrower) and any Sculptor Subsidiary may convey, transfer or otherwise dispose of Equity Interests in the Issuer delivered pursuant to the terms of restricted share units issued by such Credit Party or Sculptor Subsidiary;

(c) any Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Person (including the Issuer or any Subsidiary of the Issuer) except for any Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary or any Sculptor Subsidiary or Owned Entity thereof other than a Sculptor Fund; provided that such Credit Party is the surviving entity;

(d) any Sculptor Subsidiary that is not a Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Sculptor Subsidiary that is not a Credit Party or any other Person or Subsidiary (other than a Credit Party); provided that a Sculptor Subsidiary is the surviving entity or the surviving entity becomes a Sculptor Subsidiary (and if the transferring Subsidiary was a wholly-owned Subsidiary of a Credit Party, a wholly-owned Subsidiary of a Credit Party) upon consummation of such merger or consolidation; provided, further, that any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any Sculptor Subsidiary or Owned Entity thereof other than a Sculptor Fund) shall not be merged or consolidated with or into any Non-SPVS;

(e) any Credit Party can be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any of Issuer, Sculptor Corp, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary; provided that, in the case of a merger or consolidation of a Credit Party with or into any such Person, (i) such Credit Party is the surviving entity or (ii) other than in the case of the Borrower, the surviving Person or the acquiring Person agrees to assume, and expressly assumes, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(f) any Credit Party or any Sculptor Subsidiary may enter into mergers and consolidations solely to effect asset acquisitions; provided that (i) if any Credit Party is party to such transaction, (x) such Credit Party shall be the continuing or surviving entity or (y) other than in the case of the Borrower, the surviving Person or the acquiring Person shall agree to assume, and shall expressly assume, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) if any Sculptor Subsidiary is a party to such transaction, (x) such Sculptor Subsidiary shall be the continuing or surviving entity or (y) the surviving entity shall become a Sculptor Subsidiary upon consummation of such merger or consolidation, in the case of clauses (x) and (y) unless a Credit Party is also a party to such transaction, in which case clause (i) shall apply, and (iii) such asset acquisitions and other transactions effected by such merger or consolidation are otherwise permitted under the Credit Documents without giving effect to this clause (f);

(g) sales, leases, subleases, licenses, sublicenses, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(h) Asset Sales (other than a sale of all or substantially all assets of the Credit Parties and the Sculptor Subsidiaries, taken as a whole) so long as (i) no Event of Default has occurred and is continuing, or would result therefrom, determined as of the date that the definitive agreement for such Asset Sale is entered into, (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or

3.01, (iii) the consideration received for such sale of assets shall be in an amount equal to the fair market value thereof (determined in good faith by the Borrower), and (iv) at least 75% of such consideration is paid in Cash and Cash Equivalents, provided that the following shall be deemed to be Cash: (x) any liabilities that are assumed or paid by the transferee with respect to the applicable Asset Sale, (y) any securities received by the Credit Parties or any Sculptor Subsidiary from such transferee that are converted by a Credit Party or Sculptor Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents so received) within 180 days following the closing of the applicable Asset Sale, and (z) any Designated Non-Cash Consideration received by the Credit Parties or the Sculptor Subsidiaries in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05(h) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value;

(i) (i) any Sculptor Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time, and (ii) any Credit Party and any Sculptor Subsidiary may surrender or fail to maintain its rights, franchises, licenses and permits material to its business, provided that, in the cases of clauses (i) and (ii), such dissolution, liquidation, winding up, surrender or failure, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(j) [Reserved]; and

(k) any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary may convey, sell, lease or license, exchange, transfer or otherwise dispose of any of its assets to the extent constituting realization of Liens permitted under Section 6.02(y) or (z); provided, that any such transactions from such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary to any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS.

It is understood and agreed that this Section 6.05 shall not prohibit any change in ownership of a Credit Party (other than any Credit Party that is also a Sculptor Subsidiary) that does not cause a Change of Control as long as such Person or the surviving or acquiring Person remains (or becomes) a Credit Party. Notwithstanding anything to the contrary in this Agreement, this Section 6.05 shall not prohibit a Credit Party or any Sculptor Subsidiary from changing its jurisdiction of organization (so long as such change results in such Person being organized and existing under the laws of the United States or any state thereof or the District of Columbia), its organizational name, its identity or organizational structure or its type or form. Notwithstanding the foregoing, the Borrower may not be (i) merged, consolidated or amalgamated into any Person unless the Borrower is the surviving Person and (ii) dissolved, liquidated or wound up.

Section 6.06 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any Sculptor Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such Sculptor Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among any Credit Parties and any Sculptor Subsidiaries; (b) compensation (including the granting of Equity Interests and other bonuses), reimbursement and other compensation and reimbursement arrangements (including, but not limited to any retirement, health, stock option or other benefit plan), and other fees paid to, and insurance provided to or for, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the Sculptor Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) entered into in the ordinary course of business; (c) advances to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the Sculptor Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) for personal expenses; (d) use of corporate aircraft or other vehicles for personal use; (e) advances of working capital to any Credit Party, (f) transfers of cash and assets to any Credit Party; (g) intercompany transactions expressly permitted by Section 6.01, Section 6.03 or Section 6.05; (h) transactions with any Sculptor Fund owned, maintained or managed, directly or indirectly, by any Credit Party or any Subsidiary in the ordinary course of business; (i) investments in any Sculptor Fund, joint venture or other Affiliate of any Credit Party or Sculptor Subsidiary without the payment of fees, expenses or other charges related thereto; (j) payments to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party, any Sculptor Subsidiary, any New Advisor Subsidiary, or any New Advisor that is not a New Advisor Guarantor (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of such Credit Party, Sculptor Subsidiary, New Advisor Subsidiary, or New Advisor that is not a New Advisor Guarantor (or such Person’s general partner or equivalent), as applicable, or pursuant to applicable Law; (k) payments of management, advisory, consulting or termination fees, indemnities, or other fees or profit sharing arrangements to any current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors (including any Credit Party or any Subsidiary acting in such capacity) of any Credit Party, any Sculptor Subsidiary, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in accordance with any management or similar agreements; (l) any transaction between any Qualifying Risk Retention Subsidiary and any Sculptor CLO (as defined in the definition of Qualifying Risk Retention Subsidiary) in the ordinary course of business; (m) any transaction between any Alternate Investment Subsidiary and any AIS Investment, Sculptor Fund or other investment vehicle in the ordinary course of business; and (n) transactions permitted pursuant to Section 6.03, subject to Section 6.08.

Section 6.07 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any Sculptor Subsidiary to, engage in any material line of business substantially different from (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the business currently conducted by the Credit Parties and their Sculptor Subsidiaries on the Closing Date, and (iii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.08 Amendments or Waivers of Organizational Documents and Certain Agreements. No Credit Party shall nor shall it permit any Sculptor Subsidiary to, (i) amend, modify or waive any of its Organizational Documents, any Expense Allocation Agreement or any Cost Sharing Arrangement in a manner (taken as a whole) materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (ii) enter into any Expense Allocation Agreement that is different from the Expense Allocation Agreement described in the Issuer’s proxy statement filed with the SEC on March 27, 2017 in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders or (iii) enter into any Cost Sharing Arrangement that is materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders.

Section 6.09 Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, in each case solely if the fiscal year-end of such Person is December 31 at the time of the proposed change, change its fiscal year-end from December 31 unless such change in fiscal year-end is required by any decree, order, statute, rule or governmental regulation applicable to such Credit Party, or to qualify for any exemption therefrom.

Section 6.10 Financial Covenants.

(a) Assets Under Management. The Borrower shall not permit the AUM of the Credit Parties and their consolidated Subsidiaries as reported on the Compliance Certificate and Reconciliation Statement, as of the last day of any Fiscal Quarter to be less than $20,000,000,000.

(b) Total Net Leverage Ratio. Subject to Section 8.02(b), beginning with the first full Fiscal Quarter ended after the Closing Date and with respect to each such subsequent Fiscal Quarter during the Financial Covenant Period, the Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter to exceed 4.50 to 1.00.

(c) Minimum Liquidity. During the Financial Covenant Period, the Credit Parties shall not permit, as of the last day of two consecutive fiscal quarters, the sum of (i) cash or Cash Equivalents, (ii) the amount by which (A) the aggregate Revolving Loan Commitment exceeds (B) the aggregate outstanding principal balance of Revolving Loans, and (iii) management fee receivables, incentive receivables and other revenue receivables of the Credit Parties and their Subsidiaries to be less than the Minimum Liquidity Amount.

Section 6.11 Jurisdiction of Formation. No Credit Party shall change its state of formation to any jurisdiction outside of the United States (including without limitation through merger, consolidation, reorganization or any other manner).

Section 6.12 Holding Company Limitations. The Credit Parties shall not permit the Issuer or Sculptor Corp to act as an investment adviser or to provide any investment advisory services other than through a Credit Party or a Sculptor Subsidiary or to directly engage in any new lines of business resulting in revenues to the Issuer or Sculptor Corp (other than revenue derived from the Credit Parties and their Subsidiaries) in excess of $2,000,000 in any four Fiscal Quarter period; provided that, upon the consummation of a transaction pursuant to Section 6.05(e) where the Issuer or Sculptor Corp is the surviving entity, such Person shall cease to be subject to the terms of this Section 6.12.

Section 6.13 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Sculptor Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that the Credit Parties and the Sculptor Subsidiaries may make regularly scheduled payments of interest, and payments of any other amounts, in each case in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent permitted by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued; provided that payments of any amounts in respect of intercompany Indebtedness among any of the Credit Parties and Sculptor Subsidiaries may be made at any time that an Event of Default is not continuing (and prior to the time that the Administrative Agent delivers written notice to stop such payments to such Credit Party or Sculptor Subsidiary, which notice shall only be effective during the period that such Event of Default is continuing)Sculptor.

Section 6.14 Exceptions to No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale or other disposition, (b) prohibitions or restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (c) prohibitions or restrictions identified on Schedule 6.14, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions or prohibitions, (d) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations and other Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and related assets), (e) restrictions and conditions imposed by applicable Law, (f) licenses and contracts which by the terms thereof prohibit or limit the granting of Liens on such agreement or the rights contained therein, (g) prohibitions or restrictions in existence prior to the time such Person becomes a Sculptor Subsidiary and not created in contemplation of any such acquisition, and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes a Sculptor Subsidiary of the Issuer, (h) any agreement evidencing Indebtedness permitted under Section 6.01; provided that, in each case under this clause (h), such prohibitions or restrictions (x) apply solely to a Sculptor Subsidiary that is not a Credit Party, (y) are no more restrictive than the prohibitions or restrictions set forth in the Credit Documents, or (z) do not materially impair the Borrower’s ability to pay their respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower), (i) customary provisions in shareholder agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture or non-wholly owned Sculptor Subsidiary and other similar agreements applicable to joint ventures and non-wholly owned Sculptor Subsidiaries and applicable solely to such joint venture or non-wholly owned Sculptor Subsidiary and the Equity Interests issued thereby, (j) [reserved], (k) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) prohibitions and limitations on the transfer of limited liability company, partnership, or other equity interests, (m) prohibitions and limitations with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, and (n) prohibitions and limitations that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, no Credit Party nor any Non-SPVS (other than any parent company of the foregoing (solely to the extent such prohibition or limitation relates to Liens on assets described in Section 6.02(y) or (z)), shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.15 Sale, Transfer or Disposition of Material Property. Notwithstanding anything to the contrary contained in this Agreement, no Credit Party nor any Sculptor Subsidiary shall sell, lease, license, sublicense, sublease, exchange, transfer or otherwise dispose of any Property (including by way of investment, distribution or Restricted Payment) that is material to the conduct of the business of the Credit Parties, taken as a whole, to any Subsidiary of the Credit Parties, joint venture or Affiliate of the Credit Parties that is not a Credit Party.

Article 7

GUARANTY

Section 7.01 Guaranty of the Obligations. Subject to the provisions of Section 7.02 and Section 7.08, Guarantors jointly and severally hereby absolutely, irrevocably and unconditionally guaranty, as primary obligor and not merely as surety, to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and payment obligations of Borrower under the Fee Letter, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d) any Beneficiary, and Administrative Agent, pursuant to Section 9.08, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) subject to compliance, if applicable, with Section 10.05, modify, amend, supplement or otherwise change any Credit Document, (ii) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (iii) waive or otherwise consent to noncompliance with any Credit Document; (iv) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (v) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (v) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (vi) enforce and apply any security hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vii) exercise any other rights available to it under the Credit Documents; and

(e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Issuer, Borrower any other Guarantor or any of their respective Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge of or disallowance of, or bar or stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any Sculptor Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, including any failure to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; (viii) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence and during the continuance of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable requirement of Law; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors. Each Guarantor hereby expressly waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; and (g) all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices, demands or requirements whatsoever of any kind and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. No obligation of any Guarantor hereunder shall be discharged other than by complete performance or unless such Guarantor is otherwise released from its Guaranteed Obligations by Administrative Agent and the applicable Beneficiaries.

Section 7.07 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have been terminated (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary. In the event any Beneficiary, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Beneficiary shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Beneficiary, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor (and, in the case of any other Guarantor that is a direct or indirect Subsidiary of the Guarantor being so sold or disposed of, the Guaranty of such other Guarantor) or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale.

Article 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after receiving notice from Administrative Agent of such failure to pay; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of the Sculptor Subsidiaries to pay when due any principal of or interest or premium on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of $25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of the Sculptor Subsidiaries with respect to any terms of its Indebtedness, which is in the individual or aggregate principal amounts referred to in clause (i) above, or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or fiscal agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02, or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in this Section 8.01, and such default shall not have been remedied or waived within thirty days after receipt by Borrower of notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Material Subsidiary shall be unable, or shall fail generally to pay debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or the board of directors (or similar governing body) of any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.01(g); or

(h) Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in or have a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) in accordance with the terms hereof) or shall be declared null and void for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than as a result of repayment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and termination of the Commitments); or

(l) Liens and Collateral Documents. at any time, any Lien purported to be created by any Collateral Document, for any reason other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.05) or the satisfaction in full of all the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Collateral Document or (B) file Uniform Commercial Code continuation statements (provided that in the case of each of subclauses (A) and (B) the Credit Parties shall have taken such remedial action as the Administrative Agent may reasonably request), ceases to be in full force and effect with respect to a material portion of the Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or (g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, the Commitments, if any, of each Lender having such Commitments shall immediately be terminated and each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans plus the Call Premium (if applicable) and (II) all other Obligations.

Section 8.02 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.10(b), any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent) made to Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter shall, at the request of Borrower, be included in the calculation of Combined Economic Income solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that separate Specified Equity Contributions be made in more than two Fiscal Quarters in any Relevant four Fiscal Quarter Period and there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the financial covenants, (c) all Specified Equity Contributions and the use of proceeds therefrom shall be disregarded for all other purposes under the Credit Documents (including without limitation negative covenant baskets requiring pro forma compliance with Section 6.10), (d) if, after giving effect to any Specified Equity Contribution, Borrower would be in compliance with the financial covenant contained in Section 6.10(b) after giving effect to the provisions of this Section 8.02, no Default or Event of Default shall be deemed to have existed at any time with respect to such financial covenants for the relevant Fiscal Quarter and (e) 100% of the proceeds of the Specified Equity Contributions shall be offered within three Business Days to be applied to prepayment of the Term Loans, without penalty or premium). To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.10(b) for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Combined Economic Income shall be increased as a result of such Specified Equity Contribution. The Administrative Agent shall promptly notify each Term Loan Lender of the contents of the Borrower’s prepayment notice and of such Term Loan Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any prepayment under this Section 8.02(a) by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.

(b) Notwithstanding anything to the contrary contained in Section 8.02(a), for the purposes of determining Total Net Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the payment of any Specified Equity Contributions (the “Subject Quarter”) and as of the last day of any subsequent Fiscal Quarter in which the Subject Quarter is included in the calculation of Combined Economic Income (the “Subsequent Periods”), if such Specified Equity Contributions are included as Combined Economic Income as set forth in Section 8.02(a), Borrower shall deduct from the Combined Economic Income for the Subject Quarter and any Subsequent Periods, the lesser of (1) the sum of all Restricted Payments (other than distributions made by any Credit Party pursuant to Section 6.03(a)) made during or for the Subject Quarter and during or for any Subsequent Period and (2) the sum of all Specified Equity Contributions made during or for the Subject Quarter and during or for any Subsequent Period. For the avoidance of doubt, when calculating Total Net Leverage Ratio after giving effect to any proposed Restricted Payments to be made during or for any Subsequent Period, Borrower shall deduct from the Combined Economic Income such proposed Restricted Payments as if they were made during the prior Fiscal Quarter.

Article 9

AGENT

Section 9.01 Appointment of Administrative Agent. Delaware Life is hereby irrevocably appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Delaware Life to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent shall also act as collateral agent under the Credit Documents and each of the Lenders hereby irrevocably appoints the Administrative Agent as its collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the collateral agent by the terms hereof and the other Credit Documents, together with such actions and powers as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” shall be entitled to the benefits of all provisions of this Article 9 and Article 10 as if set forth in full herein with respect thereto. Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 9 are solely for the benefit of Administrative Agent, the collateral agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any Sculptor Subsidiary or any of their respective Affiliates. Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

Section 9.02 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.03 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, in each case as determined by a final non appealable judgment of a court of competent jurisdiction. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the Sculptor Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent.

Section 9.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the Sculptor Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the Sculptor Subsidiaries. Administrative Agent

shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender acknowledges and agrees that the Credit Extension made hereunder are commercial loans and not investments in a business enterprise or securities.

(b) If any Lender has elected to abstain from receiving material non-public information concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Administrative Agent and/or the Credit Parties shall, from time to time, make available syndicate-information (which may include material non-public information) as required by the terms of, or in the course of, administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain material non-public information) in accordance with such Lender’s compliance policies and contractual obligations and applicable Law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Administrative Agent and the Credit Parties upon request therefor by Administrative Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving material non-public information, such Lender acknowledges that if such Lender chooses to communicate with the Administrative Agent, it assumes the risk of receiving material non-public information concerning the Credit Parties or their Affiliates.

(c) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan and/or Revolving Loans on the applicable Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and such Credit Date.

Section 9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and each of its Related Parties, to the extent that Administrative Agent and each of its Related Parties shall not have been indefeasibly paid by any Credit Party (including, to the extent not indemnified pursuant to Section 2.16(e), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender), promptly upon demand, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents, any related document or otherwise in its capacity as Administrative Agent in any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

Section 9.07 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The administration fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding paragraph (a) of this Section, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 10.02 (Expenses) and Section 10.03 (Indemnity), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the collateral matters referred to above.

Section 9.08 Guaranty. Agents under Guaranty. Each Requisite Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of Beneficiaries with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

Section 9.09 Withholding Taxes. To the extent required by any applicable Law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered by such Lender or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), without limitation or duplication of any amount payable under Section 2.16, such Lender shall indemnify Administrative Agent and each of its Related Parties fully for all amounts paid, directly or indirectly, by Administrative Agent and each of its Related Parties as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Tax and without limiting the obligation of the Borrower to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all Obligations under this Agreement.

Section 9.10 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 10.04 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c) The Secured Parties irrevocably authorize the Administrative Agent, in its discretion:

(i) to release any Lien on any Property granted to or held by the Administrative Agent under any Credit Document, which Lien shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than contingent reimbursement and indemnification obligations, in each case not yet accrued and payable), (B) at the time the Property subject to such Lien is transferred in connection with any transfer permitted hereunder to any Person (other than in the case of a transfer by a Credit Party, any transfer to another Credit Party), (C) subject to Section 10.05, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.02(n) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and (B) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02 to be senior to the Liens securing the Obligations;

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a direct or indirect Sculptor Subsidiary of the Issuer as a result of a transaction permitted under Section 6.05; and

(iv) to release any Lien on any Equity Interest issued by a Qualified Risk Retention Subsidiary or an Alternate Investment Subsidiary granted to or held by the Administrative Agent under any Credit Document, which Lien shall be automatically released, upon a pledge of such Equity Interest to secure applicable Indebtedness permitted under this Agreement to be incurred by such Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary.

(d) Upon request by the Administrative Agent at any time, the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05) shall confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty or Security Agreement pursuant to Section 9.10(c). In each case as specified in Section 9.10(c), the Administrative Agent shall (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty or Security Agreement, in each case without recourse, representation or warranty and in accordance with the terms of the Credit Documents and Section 9.10(c) and subject to the Administrative Agent’s receipt of a certification by the Borrower and applicable Credit Party stating that such transaction is in compliance with this Agreement and the other Credit Documents and as to such other matters with respect thereto as the Administrative Agent may reasonably request.

Section 9.11 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.05 (Amendments and Waivers) of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which shall receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.12 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED

ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT CAUSED BY SUCH APPLICABLE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE AS DETERMINED BY A FINAL NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and shall be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and shall continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

Article 10

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Borrower, to it at 9 West 57th Street, 39th Floor, New York, New York 10019, Attention of Chief Financial Officer (e-mail: SCU-LoanNotices@sculptor.com);

(ii) if to the Administrative Agent, to1601 Trapelo Road, Suite 30, Waltham, Massachusetts 02451, Attention of James Alban (e-mail: InvestmentOps@delawarelife.com; and

(iii) if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Expenses. Borrower agrees to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of Administrative Agent and Lenders, and their respective Affiliates in connection with the negotiation, preparation, execution and administration of the Credit Documents, or any consents, amendments, waivers or other modifications hereto and thereto or any other documents or matters requested by Borrower, (b) the actual, reasonable, documented fees, expenses and disbursements of counsel to each of the Administrative Agent and the Lenders and their respective Affiliates (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents or any consents, amendments, waivers or other modifications hereto or thereto or any other documents or matters requested by Borrower; (c) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by or on behalf of the Lenders; (d) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by Administrative Agent and Lenders in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (e) all actual, reasonable, documented out-of-pocket costs and expenses incurred in engaging any Rating Agencies to satisfy any obligations of the Credit Parties hereunder; and (f) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by each of the Administrative Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto); provided in the case of any such costs and expenses relating to the negotiation, preparation and execution of the Credit Documents in connection with the initial Closing Date, Borrower’s obligation to pay for such costs and expenses shall not exceed $800,000.

Section 10.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities (including brokerage commissions, fees and other compensation); provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (ii) arise from a material breach of such Indemnitee’s funding obligations under this Agreement, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) arise in a dispute brought solely by an Indemnitee against any other Indemnitee (other than any claims against Administrative Agent acting in such capacity and other than claims arising out of an act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.04 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, to the fullest extent permitted by applicable law, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust or escrow accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(b), 10.05(c), 10.05(e), and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Borrower or the applicable Credit Party, as the case may be; provided, that, notwithstanding anything to the contrary in this Section 10.05, only the consent of the Requisite Revolving Lenders shall be required in connection with any amendment or other modification referred to in the last paragraph of the definition of Applicable Margin.

(b) Affected Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(f), and the proviso in Section 10.05(a), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled maturity of any principal of any Loan or extend the scheduled date of expiration of any Commitment or increase the Commitment of any Lender;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) ;

(iii) reduce the rate of interest on any Loan (other than as a result of an amendment or other modification in accordance with the last paragraph of the definition of Applicable Margin, or any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07);

(iv) extend the time for payment of any such interest or fees payable to any Lender hereunder;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders, all Requisite Lenders or Requisite Revolving Lenders is required;

(vii) except for changes necessary to give effect to the changes permitted by clause (f) below, amend the definition of “Requisite Class Lenders,” “Requisite Lenders,” “Requisite Revolving Lenders,” or “Pro Rata Share”; provided, (A) with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date, and (B) with the consent of Requisite Revolving Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Revolving Lenders or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date; or

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the collateral agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders shall be needed for such release).

(c) Other Consents. Subject to Section 2.19(b) and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) except for transactions not prohibited by Section 6.05, permit the Borrower to assign or delegate any of its rights and obligations under the Credit Documents without the consent of all Lenders;

(ii) increase the Commitments of any Lender without the consent of such Lender;

(iii) alter the required application of any repayments or prepayments pursuant to Section 2.11 or change Section 2.12 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the consent each Lender directly and adversely affected thereby; or

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, without the consent of such Administrative Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Ambiguity, Omission, Mistake, etc. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f) Other Permitted Amendments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be amended, restated, supplemented or otherwise modified, in each case as contemplated by Section 2.14(a)(ii), with only the consent of such parties as is provided for by such Section.

Section 10.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (except for transactions not prohibited by Section 6.05 or for which the requisite consents have been obtained pursuant to Section 10.05), and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with clause (c) of this Section, (ii) by way of participation in accordance with clause (g) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees or Affiliates of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.16 and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register, and prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan or Commitment of any Class (it being understood that assignments shall not be required to be pro rata among Classes of Commitments and Loans) to any Person meeting the criteria of clause (i), (ii) or (iii) of the definition of the term of “Eligible Assignee” with the consent of (x) Administrative Agent (such consent not to be unreasonably withheld or delayed) or (y) unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, Borrower (such consent not to be unreasonably withheld or delayed) provided that, (x) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Revolving Commitments unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, except that in the case of an assignment by a Lender to any Lender or an Affiliate or Related Fund of any Lender (limited, in the case of each Class of Revolving Loans and the related commitments, to a Lender, Affiliate or Related Fund of any Lender under any such Class of Revolving Loans), only notice to the Borrower and Administrative Agent shall be required; provided, that each such assignment pursuant to this Section 10.06(c) to a new Lender shall be in an aggregate amount of not less than (i) in the case of a Revolving Commitment, $5,000,000 and (ii) in the case of a Term Loan, $250,000 (or, in each case, such lesser amount as (x) may be agreed to by Borrower and Administrative Agent, (y) shall constitute the aggregate amount of the Loan of the assigning Lender with respect to the Class being assigned or (z) may be the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Loans.

Notwithstanding the foregoing, unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, no assignment by any Lender of all or any portion of its rights and obligations under this Agreement shall be permitted without the consent of the Borrower and the Administrative Agent if, after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the aggregate principal amount of the then outstanding Loans and undrawn Commitments.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent a completed Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment.

(e) [Reserved].

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and of such assigning Lender, if any; and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Class of Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Ineligible Institution, any Credit Party or any Sculptor Subsidiary or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) to any person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such participation is in registered form under Treasury Regulations Section 5f.103-1(c) or is otherwise required thereunder. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c), 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f)), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered solely to the participating Lender); provided that a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the participation acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant shall be subject to Section 2.13 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.14(c), 2.15, 2.16, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.13, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lender exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Non-Recourse Nature of Obligations. No Person that is not a party hereto or to any Credit Document shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person.

Section 10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16 Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT OR TO EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL IN THE COURTS OF ANY JURISDICTION.

Section 10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18 Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent and each Lender may make

(i) disclosures of such information to Affiliates of such Administrative Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Parties and their respective obligations (provided any such potential assignee, transferee or participant, or any such direct or indirect contractual counterparty (or any of its professional advisors), has entered into a confidentiality agreement with the Credit Parties and the Administrative Agent whereby such potential assignee, transferee or participant, or any such direct or indirect contractual counterparty (or any of its professional advisors), agrees to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Administrative Agent or any Lender, (iv) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, (vii) disclosures with the consent of the Borrower and (viii) disclosures to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, Administrative Agent and each Lender shall promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, including league table providers, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to the DLIC Lender or of any of its Affiliates, the Credit Documents or any transaction contemplated herein or therein to which the DLIC Lender or any of its Affiliates is party without the prior written consent of the DLIC Lender or such Affiliate except to the extent required to do so under applicable requirements of Law and then, only after consulting with the DLIC Lender; provided, notwithstanding anything to the contrary contained herein, on, or promptly after, each of the Effective Date and the Closing Date, the Credit Parties and their Affiliates may issue press releases referring to the Refinancing and this Agreement, including, for the avoidance of doubt, a reference to the DLIC Lender by name provided further that (x) the DLIC Lender must have reasonable time to review such press releases, (y) the DLIC Lender shall provide statements from its appropriate personnel to include in such press releases and (z) no press release shall disparage the DLIC Lender.

Section 10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.22 Entire Agreement. This Agreement, the other Credit Documents and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and the Fee Letter. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.

Section 10.23 PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that shall allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.24 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.25 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT (OTHER THAN ANY SUCH INFORMATION THAT IS AVAILABLE TO THE ADMINISTRATIVE AGENT OR ANY LENDER ON A NON-CONFIDENTIAL BASIS PRIOR TO DISCLOSURE BY THE BORROWER AND OTHER THAN INFORMATION PERTAINING TO THIS AGREEMENT ROUTINELY PROVIDED BY THE ADMINISTRATIVE AGENT OR THE LENDERS TO DATA SERVICE PROVIDERS, INCLUDING LEAGUE TABLE PROVIDERS, THAT SERVE THE LENDING INDUSTRY) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT SHALL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT SHALL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.26 No Fiduciary Duty, etc. Each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party shall have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to each Credit Party with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Credit Party or any other person. Each Credit Party agrees that it shall not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Credit Party acknowledges and agrees that no Lender Party is advising such Credit Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Credit Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Credit Parties with respect thereto.

Each Credit Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Credit Parties and other companies with which the Credit Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, shall be exercised by the holder of the rights, in its sole discretion.

In addition, each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party shall use confidential information obtained from the Credit Parties by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Credit Parties in connection with the performance by such Lender Party of services for other companies, and no Lender Party shall furnish any such information to other companies, except as expressly permitted by Section 10.18. Each Credit Party also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Credit Parties, confidential information obtained from other companies.

Section 10.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership shall be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers (or officers of such Person’s general partner or equivalent) thereunto duly authorized as of the date first written above.

SCULPTOR CAPITAL LP, as Borrower
By: Sculptor Capital Holding Corporation,
its general partner

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS LP, as a Guarantor
By: Sculptor Capital Holding Corporation,
its general partner

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS II LP, as a Guarantor
By: Sculptor Capital Holding Corporation,
its general partner

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

DELAWARE LIFE INSURANCE COMPANY,
as Administrative Agent and a Lender

By:	/s/ James F. Alban
Name: James F. Alban
Title: Authorized Signer

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Loan Commitment	Pro Rata Share
Delaware Life Insurance Company	$320,000,000.00	100.00%
Total	$320,000,000.00	100.00%

Appendix A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Loan Commitment	Pro Rata Share
Delaware Life Insurance Company	$25,000,000.00	100.00%
Total	$25,000,000.00	100.00%

Appendix A-2-1

EXHIBIT N-1 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

SCULPTOR CAPITAL MANAGEMENT, INC.

WARRANT TO PURCHASE CLASS A COMMON STOCK

Warrant No.: [●]

Number of Shares of Class A Common Stock: [●]

Date of Issuance: [●] (“Issuance Date”)

Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), ([●]) fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Class A Common Stock (including any Warrants to Purchase Class A Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 14. This Warrant is being issued in connection with the transactions contemplated by (i) that certain Credit and Guaranty Agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 25, 2020 among Sculptor Capital LP, a Delaware limited partnership (“Sculptor Capital”), the guarantors party thereto from time to time including Sculptor Advisors LP, a Delaware limited partnership (“Sculptor Advisors”), and Sculptor Advisers II LP, a Delaware limited partnership (“Sculptor Advisors II” and together with Sculptor Capital and Sculptor Advisors, collectively, the “Operating Partnerships”), the lenders party thereto from time to time, and the administrative agent party thereto, as agent for the secured parties thereunder, (ii) the Company’s Registration Statement on Form S-3 (File number 333-238477) (the “Registration Statement”) and (iii) the Company’s prospectus supplement related to the Warrant and Warrant Shares.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Subject to prior consultation with the Company, the Holder shall specify in the Exercise Notice whether the Exercise Price will be paid in cash as set forth in this Section 1(a) or by Cashless Exercise (as defined in Section 1(d)). Within one (1) Trading Day following the delivery of an Exercise Notice specifying payment of the Exercise Price in cash, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder (until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full), nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date on which the final Exercise Notice is delivered to the Company. On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice and (in the case of a cash exercise) paid the Exercise Price due thereunder, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company’s transfer agent (the “Transfer Agent”). So long as the Holder delivers the Aggregate Exercise Price (or has elected a Cashless Exercise in the Exercise Notice) on or prior to the first (1st) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the later of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the first date on which both the Exercise Notice has been delivered to the Company and (in the case of a cash exercise) the Aggregate Exercise Price due thereunder has been paid in full (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in FAST, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses (including issue or transfer taxes) with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall make a notation within its books and records specifying the number of Warrant Shares remaining available to purchase hereunder following such exercise under the Warrant and this Warrant shall represent the right to purchase only such remaining Warrant Shares as specified in this Section 1(a). No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather, as to any fraction of a Warrant Share that would otherwise be issued upon such exercise, the Company shall, at the Company’s election, either (A) pay to the Holder (by wire transfer of immediately available funds to an account or accounts specified by the Holder) an amount in cash equal to the product of (1) such fraction, multiplied by (2) the Closing Sale Price of one share of the Common Stock on applicable exercise date, or (B) round up to the next whole Warrant Share. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of a Cashless Exercise, if applicable) with respect to such exercise.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $11.93 per share, subject to adjustments as specifically provided herein.

(c) [Reserved].

(d) Cashless Exercise. The Holder may, after consultation with the Company, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	A * (B – C)
B

For purposes of the foregoing formula:

A=	the total number of Warrant Shares with respect to which this Warrant is then being exercised

B=	as applicable, (i) the Closing Sale Price of one share of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof on or after the opening of “regular trading hours” on such Trading Day

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares in respect of any exercise of this Warrant, the Company and the Holder shall cooperate in good faith to resolve such dispute; provided, that the Holder shall have the right during the pendency of any such dispute to rescind any such exercise of this Warrant (it being understood that in the event of any such rescinded exercise, the Holder shall execute such documents and take such other actions as are reasonably necessary to return to the Company any Warrant Shares issued in connection with the applicable rescinded exercise).

(f) Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(f) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2 below.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount, then the Company shall take all such commercially reasonable actions as may be necessary or advisable to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

2. ADJUSTMENTS.

(a) Subdivisions Or Combinations Of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustments to Exercise Price. If, on or after the Issuance Date and prior to the Expiration Date, the Company shall declare or make any dividend to holders of shares of Common Stock (a “Dividend”), then, in each such case, the per share Exercise Price in effect immediately prior to such Dividend will be reduced by the amount of such per share Dividend less the per share amount of any withholding taxes payable by the Company in respect of such Dividend with respect to the portion of this Warrant, if any, that had not been exercised prior to the record date for such Dividend. Any adjustment under this Section 2(b) shall become effective at the close of business on the payment date of the Dividend.

(c) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction prior to the Expiration Date unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 2(c), including an agreement to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument, substantially similar in form and substance to this Warrant, which is exercisable for a number of shares of capital stock of such Successor Entity that corresponds to the shares of Common Stock for which this Warrant would have been exercisable prior to the consummation of such Fundamental Transaction (without regard to any applicable limitations the exercise of this Warrant), and with an exercise price which applies the Exercise Price to such shares of capital stock, in each case, taking into account the relative value of the shares of Common Stock for which this Warrant would have been exercisable prior to the consummation of such Fundamental Transaction and such shares of capital stock of the Successor Entity for the purpose of preserving for the Holder the economic value attributable to this Warrant as of immediately prior to the consummation of such Fundamental Transaction. Upon the consummation of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 2(c) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the consummation of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the consummation of the applicable Fundamental Transaction (without regard to any applicable limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 2(c) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, in the event of a Change of Control prior to the Expiration Date, at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, within five (5) Business Days following the effective date of the Change of Control), an amount equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control, payable in cash.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Holder on the Issuance Date that:

(a) Organization and Authority. The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to issue and enter into this Warrant and to carry out the transactions contemplated hereby, and (C) except where the failure to do so, individually or in the aggregate, has not had, and would not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(b) Valid Issuance of Warrant. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. This Warrant constitutes, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Absence of Conflicts. The execution, delivery and performance by the Company of this Warrant and any Warrant issued in substitution for or replacement of this Warrant does not and will not (A) violate any material provision of applicable law or the organizational documents of the Company, (B) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time, or both) a default under any material agreement of the Company or (C) result in or require the creation or imposition of any lien upon any assets of the Company.

4. COVENANTS OF THE COMPANY. The Company covenants and agrees that so long as any Warrant Shares remain issuable hereunder:

(a) Valid Issuance of Warrant Shares. All Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant shall, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all liens, claims or other encumbrances created by the Company.

(b) Rounding; Minimum Adjustments. All calculations under Section 2 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of Section 2 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/100th of a share of Common Stock, or more.

(c) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 2, the Company shall take commercially reasonable efforts, including obtaining regulatory, New York Stock Exchange or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant.

(d) Adjustment Rules. Any adjustments pursuant to Section 2 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(e) Withholding. Promptly upon the Company’s request, the Holder shall remit to the Company the full amount of any withholding taxes due upon any adjustment pursuant to Section 2 (or evidence reasonably satisfactory to the Company that a reduced amount of withholding shall apply, together with payment of the reduced amount). This Section 4(e) shall survive the exercise, lapse, transfer, or termination of this Warrant. If there is more than one permissible method to determine the amount of the constructive dividend for tax purposes as reasonably determined by the Company, the Company will select the method that results in the lowest constructive dividend amount.

5. TRANSFER OF WARRANT. For a period of 18 months commencing on the Issuance Date (the “Lock-Up Period”), the Holder shall not sell, transfer, pledge, assign or hypothecate this Warrant or any Warrant Shares issued upon exercise of this Warrant to any Person, or enter into any swap, hedging, short sale, derivative, put, or call agreement that transfers, in whole or in part, any economic consequences of ownership of the Warrant or the Warrant Shares; provided, however, that the Warrant or the Warrant Shares issued upon the exercise of this Warrant may be transferred by the Holder (a) to any Affiliate of the Holder, (b) to any other Person or Persons (x) that are or become party to the Credit Agreement as a “Lender” thereunder or (y) in connection with a transfer of Warrant Shares (or the right to exercise this Warrant in respect thereof) representing at least 50.1% of the Warrant Shares for which this Warrant is exercisable as of the Issuance Date (any such Person in the foregoing clauses (a) and (b), a “Permitted Transferee”); provided that any such Permitted Transferee enters into an equivalent lock-up agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions set forth herein, including the Lock-Up Period, or (c) in connection with the Company’s completion of a liquidation, merger, share exchange or other similar transaction, with the consent of the Board, which results in all of the stockholders having the right to exchange their shares for cash, securities or other property. Upon the expiration of the Lock-Up Period, subject to compliance with applicable federal and state securities laws and Section 8 hereof, this Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or by-laws, or through any reorganization, transfer of assets, consolidation, merger, scheme, arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take commercially reasonable actions necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. Subject to Section 5, if this Warrant is to be transferred in compliance with the terms hereof, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The transferee of such Warrant shall execute a counterpart signature page to this Warrant specifying that such transferee shall thereby be deemed to be the Holder hereof entitled to all rights and subject to all conditions hereunder and the former Holder shall thereafter not have any rights hereunder. Any transfer not made in accordance with this Section 8(a) shall be null and void and shall not be given effect for any purposes.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9. NOTICES. Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 9 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 9 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(a) if to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Attention: David Levine and Julie Siegel

Email: warrantexercise@sculptor.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig E. Marcus

Email: craig.marcus@ropesgray.com

(b) if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11. GOVERNING LAW; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

“Black-Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg determined as of the Trading Day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility for the Common Stock equal to the 100-day volatility obtained from the “HVT” function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Change of Control, or, if Change of Control is not publicly announced, the date such Change of Control occurs or is consummated, (iii) an underlying price per share equal to the greater of (A) the sum of the price per share being offered in cash, if any, plus the per share value of any non-cash consideration, if any, being offered in such Change of Control and (B) the greater of (x) the last Weighted Average Price immediately prior to the public announcement of such Change of Control and (y) the last Weighted Average Price immediately prior to the consummation of such Change of Control, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control” has the meaning ascribed to such term in the Credit Agreement as of the Issuance Date.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be deemed to be the fair market value per share of such security as determined in good faith by the independent members of the Board in reliance upon an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose and reasonably acceptable to the Holder (or if there is more than one Holder, a majority in interest of Holders excluding any Holder that is an Affiliate of the Company). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Common Stock” means (i) the Company’s Class A common stock, par value $0.01 per share, and (ii) any capital stock into which such Class A common stock shall have been changed or any capital stock resulting from a reclassification of such Class A common stock.

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Select Market or The Nasdaq Global Market.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness (as defined in the Credit Agreement) prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs, in each case as defined in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date that is the tenth (10) year anniversary of the Issuance Date.

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X), taken as a whole, to one or more Subject Entities, (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock; (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Issuance Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company; or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Market” means the New York Stock Exchange.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Issuance Date was “T+2”.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into, or in each case, the resulting Parent Entity.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class A Common Stock to be duly executed as of the Issuance Date set out above.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE CLASS A COMMON STOCK

SCULPTOR CAPITAL MANAGEMENT, INC.

The undersigned holder hereby exercises the right to purchase shares of Common Stock (“Warrant Shares”) of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Class A Common Stock (the “Warrant”). The undersigned holder further hereby confirms that it has consulted with the Company regarding its exercise of this Warrant pursuant to Section 1(a) of the Warrant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise. The Holder intends that payment of the Exercise Price shall be made as (check appropriate box):

[    ] “Cash Exercise” with respect to Warrant Shares; and/or

[    ]“Cashless Exercise” with respect to Warrant Shares

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $_____________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and confirms receipt of the Aggregate Exercise Price (if applicable) and hereby directs the Transfer Agent to issue the above indicated number of shares of Class A Common Stock on or prior to the applicable Share Delivery Date.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT N-2 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

SCULPTOR CAPITAL MANAGEMENT, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of [●], 2020 (the “Effective Date”), is made by and between Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and [●] or its permitted assigns (“Purchaser”).

WHEREAS, Sculptor Capital LP, a Delaware limited partnership (“Sculptor Capital”), the guarantors party thereto from time to time including Sculptor Advisors LP, a Delaware limited partnership (“Sculptor Advisors”), and Sculptor Advisors II LP, a Delaware limited partnership (“Sculptor Advisors II” and together with Sculptor Capital, and Sculptor Advisors, collectively, the “Operating Partnerships”), the lenders party thereto from time to time, and the administrative agent party thereto, as agent for the secured parties thereunder, have entered into that certain Credit and Guaranty Agreement (the “Credit Agreement”), dated as of September 25, 2020; and

WHEREAS, in connection with the transactions contemplated by (i) the Credit Agreement, (ii) the Company’s Registration Statement on Form S-3 (File number 333-238477) (the “Registration Statement”) and (iii) the Company’s prospectus supplement related to the Restricted Shares (as defined below), the Company and Purchaser hereby agree that, subject to the terms and conditions set forth herein, Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, on the date hereof, an aggregate of [●] shares (the “Restricted Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the promises set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the parties agree as follows:

1. PURCHASE AND SALE OF RESTRICTED SHARES.

(a) Purchase and Sale of Restricted Shares. Subject to the terms and conditions set forth herein, Purchaser shall purchase from the Company on the Effective Date the Restricted Shares at an initial price per share equal to $0.01. From and after the Effective Date until such time that the Purchaser pays the Remaining Purchase Price (as defined below) in respect thereof, such Restricted Shares (including, for the avoidance of doubt, any additional Restricted Shares delivered pursuant to Section 2(b) shall be held in book-entry form only at an account (the “Restricted Account”) maintained by the Company’s transfer agent (the “Transfer Agent”) and bearing a restrictive legend referencing this Agreement (the “Restrictive Legend”) prohibiting any transfer of the Restricted Shares other than in accordance with the terms and conditions of this Agreement. Purchaser shall have the right, exercisable at any time and from time to time prior to the Expiration Date, to elect to pay the Remaining Purchase Price in respect of all or any portion of the Restricted Shares (each such election, a “Purchase Election,” and the shares with respect to which any such Purchase Election is made, the “Purchased Shares,” and, together with any Restricted Shares, the “Shares”) by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A

(the “Payment Notice”). Subject to prior consultation with the Company, the Purchaser shall specify in the Payment Notice whether the Remaining Purchase Price will be paid in cash as set forth in this Section 1(a) or by a Cashless Payment (as defined in Section 1(d)). Within one (1) Trading Day following the delivery of a Payment Notice specifying payment of the Remaining Purchase Price in cash, Purchaser shall make a payment to the Company of an amount equal to the Remaining Purchase Price in effect on the date of such exercise multiplied by the number of Restricted Shares subject to such Payment Notice (the “Aggregate Purchase Price”) in cash by wire transfer of immediately available funds. On or before the first (1st) Trading Day following the date on which Purchaser has delivered the applicable Payment Notice and (in the case of a purchase in cash) paid any Aggregate Purchase Price due thereunder, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Payment Notice, in the form attached to the Payment Notice, to Purchaser and the Transfer Agent and shall instruct the Transfer Agent to remove the Restrictive Legend from the Purchased Shares and transfer such Restricted Shares from the Restricted Account to an account or accounts designated by Purchaser, subject to compliance with applicable securities laws. The transfer and delivery of any Purchased Shares to Purchaser shall be in book entry form; provided that if the Transfer Agent is not at the time of an applicable transfer participating in The Depository Trust Company Fast Automated Securities Transfer Program, the Company shall issue and dispatch by overnight courier to the address as specified in the Payment Notice, a certificate, registered in the name of Purchaser or its designee, for the number of Purchased Shares to which Purchaser is entitled pursuant to such Payment Notice. With respect to the purchase and sale of Purchased Shares contemplated by any Payment Notice, the Company’s delivery of the applicable Purchased Shares to Purchaser and (in the case of a purchase in cash) Purchaser’s delivery of the Aggregate Purchase Price to the Company shall constitute the closing of such purchase and sale. The Company shall be responsible for all fees and expenses (including issue or transfer taxes, if any) of the Transfer Agent.

(b) Remaining Purchase Price. For purposes of this Agreement, “Remaining Purchase Price” means $11.92 per share, subject to adjustments as specifically provided herein.

(c) [Reserved].

(d) Cashless Payment. Purchaser may, after consultation with the Company, pay the Aggregate Purchase Price for the Restricted Shares by cancelling other Restricted Shares available for purchase hereunder in lieu of a cash payment of the Aggregate Purchase Price (the “Cancelled Payment”). Such Cancelled Payment shall be effected by cancelling and forfeiting upon such election the “Net Number” of Restricted Shares that are otherwise available for purchase hereunder determined according to the following formula (a “Cashless Payment”):

Net Number =	A * (B – C)
B

For purposes of the foregoing formula:

A=	the total number of Restricted Shares with respect to which a Purchase Election is being made

B=	as applicable, (i) the Closing Sale Price of one share of the Common Stock on the Trading Day immediately preceding the date of the applicable Payment Notice if such Payment Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the Closing Sale Price of the Common Stock on the date of the applicable Payment Notice if the date of such Payment Notice is a Trading Day and such Payment Notice is both executed and delivered pursuant to Section 1(a) hereof on or after the opening of “regular trading hours” on such Trading Day

C=	the Remaining Purchase Price then in effect for the applicable Restricted Shares at the time of such payment

(e) Disputes. In the case of a dispute as to the determination of the Purchase Price or the arithmetic calculation of the Restricted Shares in respect of any purchase and sale of Restricted Shares under this Agreement, the Company and the Purchaser shall cooperate in good faith to resolve such dispute; provided, that the Purchaser shall have the right during the pendency of any such dispute to rescind any Purchase Election under this Agreement (it being understood that in the event of any such rescinded Purchase Election, Purchaser shall execute such documents and take such other actions as are reasonably necessary to return to the Company any Purchased Shares transferred in connection with the applicable rescinded Purchase Election).

(f) Dividends in Respect of Restricted Shares. All Dividends paid with respect to the Restricted Shares shall be deposited into a segregated account subject to an account control agreement in a form acceptable to the Company that will provide that, upon receipt, such amounts shall (i) for so long as any amounts remain outstanding under the Credit Agreement, be used to repay outstanding principal, accrued interest or other amounts due under the Credit Agreement and (ii) thereafter be paid to the Company.

(g) Tax Treatment. The parties hereto agree to treat this Agreement as an option to purchase Common Stock for federal income and all other applicable tax purposes and not to take any position on any tax return, audit, examination or other proceeding to the contrary, unless required to do so by an applicable governmental authority.

2. ADJUSTMENTS.

(a) Subdivisions or Combinations of Common Stock. If the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Remaining Purchase Price in effect immediately prior to such subdivision will be proportionately reduced to reflect the number of Restricted Shares outstanding immediately following such subdivision. If the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Remaining Purchase Price in effect immediately prior to such combination will be proportionately increased to reflect the number of Restricted Shares outstanding immediately following such subdivision. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustments to Remaining Purchase Price. If, on or after the Effective Date and prior to the Expiration Date, the Company shall declare or make any dividend to holders of shares of Common Stock (a “Dividend”), then, in each such case, the per share Remaining Purchase Price in effect immediately prior to such Dividend in respect of the Restricted Shares for which the Remaining Purchase Price has not been paid prior to the record date for such Dividend will be reduced by the price per share of Common Stock of such Dividend that is actually paid in respect of such Restricted Shares less the per share amount of any withholding taxes payable by the Company in respect of such Dividend with respect to such Restricted Shares. Any adjustment under this Section 2(b) shall become effective at the close of business on the date of the Dividend.

(c) Fundamental Transactions. In connection with the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), each Restricted Share in the Restricted Account shall be exchanged for such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase subscription rights) (collectively, “Corporate Event Consideration”) payable as consideration for each share of Common Stock in such Corporate Event; provided that such Corporate Event Consideration shall be subject to restrictions substantially equivalent to the restrictions set forth in Section 1(a) with respect to the Restricted Shares, the removal of which shall require payment of a purchase price (the “Adjusted Remaining Purchase Price”) that applies the Remaining Purchase Price to such Corporate Event Consideration, taking into account the relative value of the Restricted Shares and such Corporate Event Consideration so that upon payment of the Adjusted Remaining Purchase Price, the Holder will receive Corporate Event Consideration equivalent in value to what the Holder would have been entitled to receive upon payment of the Remaining Purchase Price immediately prior to the consummation of such Corporate Event. The Company shall make appropriate provision to give effect to the requirements of the preceding sentence, which provision shall be in a form and substance reasonably satisfactory to the Holder. The Company shall not enter into or be party to a Fundamental Transaction prior to the Expiration Date unless the Successor Entity assumes in writing all of the obligations of the Company under this Agreement, including an agreement to remove the Restrictive Legend included on any Corporate Event Consideration into which the Restricted Shares have been exchanged upon payment by Purchaser of the Adjusted Remaining Purchase Price. Upon the consummation of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company hereunder with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section 2(c) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, Purchaser may elect, at its sole option, by delivery of written notice to the Company to waive this Section 2(c) to permit the Fundamental Transaction without the assumption of this Agreement. Notwithstanding the foregoing, in the event of a Change of Control prior to the Expiration Date, at the request of Purchaser delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase all of the Restricted Stock then outstanding from Purchaser by paying to Purchaser, within five (5) Business Days after such request (or, if later, within five (5) Business Days following the effective date of the Change of Control), an amount equal to the Black-Scholes Value of such Restricted Shares on the effective date of such Change of Control, payable in cash.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser on the Effective Date that:

(a) Organization and Authority. The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereby, and (C) except where the failure to do so, individually or in the aggregate, has not had, and would not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(b) Due Authorization; Enforceability. This Agreement has been duly authorized and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement does not (A) violate any material provision of applicable law or the organizational documents of the Company, (B) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time, or both) a default under any material agreement of the Company or (C) result in or require the creation or imposition of any lien upon any assets of the Company.

(d) Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, are validly issued, fully paid and nonassessable and are free of restrictions on transfer, other than restrictions on transfer applicable to the Shares for so long as they are Restricted Shares and restrictions on transfer under applicable securities laws. The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

4. COVENANTS OF THE COMPANY. The Company covenants and agrees that so long as the Purchaser holds any Restricted Shares issued hereunder:

(a) Rounding; Minimum Adjustments. All calculations under Section 2 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of Section 2 to the contrary notwithstanding, no adjustment in the Remaining Purchase Price or the number of Restricted Shares shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/100th of a share of Common Stock, or more.

(b) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 2, the Company shall use commercially reasonable efforts, including obtaining regulatory, New York Stock Exchange or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that Purchaser is entitled to receive under this Agreement.

(c) Adjustment Rules. Any adjustments pursuant to Section 2 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Remaining Purchase Price made hereunder would reduce the Remaining Purchase Price to an amount below par value of the Common Stock, then such adjustment in Remaining Purchase Price made hereunder shall reduce the Remaining Purchase Price to the par value of the Common Stock.

(d) Withholding. Promptly upon the Company’s request, Purchaser shall remit to the Company the full amount of any withholding taxes due upon any adjustment pursuant to Section 2 (or evidence reasonably satisfactory to the Company that a reduced amount of withholding shall apply, together with payment of the reduced amount). This Section 4(d) shall survive the Expiration Date and any termination of this Agreement. If there is more than one permissible method to determine the amount of the constructive dividend for tax purposes as reasonably determined by the Company, the Company will select the method that results in the lowest constructive dividend amount.

5. RESTRICTIONS ON TRANSFER. For a period of 18 months commencing on the Effective Date (the “Lock-Up Period”), Purchaser shall not sell, transfer, pledge, assign or hypothecate any Shares to any Person, or enter into any swap, hedging, short sale, derivative, put, or call agreement that transfers, in whole or in part, any economic consequences of ownership of the Shares; provided, however, that the Shares purchased hereunder may be transferred by Purchaser (a) to any Affiliate of Purchaser, (b) to any other Person or Persons (x) that are or become party to the Credit Agreement as a “Lender” thereunder or (y) in connection with a transfer of Shares representing at least 50.1% of the Restricted Shares outstanding as of the Effective Date (any such Person in the foregoing clauses (a) and (b), a “Permitted Transferee”); provided that any such Permitted Transferee enters into an equivalent lock-up agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions set forth herein, including the Lock-Up Period, or (c) in connection with the Company’s completion of a liquidation, merger, share exchange or other similar transaction, with the consent of the Board, which results in all of the stockholders having the right to exchange their shares for cash, securities or other property. Upon the expiration of the Lock-Up Period, subject to compliance with applicable federal and state securities laws, the Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, but subject to the terms and conditions of this Agreement. Any transferee of Restricted Shares shall execute a counterpart signature page to this Agreement specifying that such transferee shall thereby be deemed to be a party hereto entitled to all rights and subject to all conditions hereunder with respect to all Restricted Shares so transferred, and the transferor shall thereafter not have any rights hereunder with respect to such transferred Restricted Shares. Any transfer not made in accordance with this Section 5 shall be null and void and shall not be given effect for any purposes.

6. VOTING PROXY. Purchaser hereby grants to the Partnership Management Committee of the Company (the “PMC”) its irrevocable proxy as Purchaser’s attorney-in-fact (with full power of substitution and resubstitution), for and in its name, to vote or act by written consent with respect to all of the Restricted Shares that are outstanding and for which the Remaining Purchase Price has not been paid, including the right to sign Purchaser’s name, as a stockholder, to any consent, certificate or other document relating to the Company that applicable law may require, in connection with any and all matters requiring stockholder approval. Purchaser agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. In the event that any or all provisions of the proxy described hereunder are determined to be unenforceable, Purchaser shall grant a proxy that, to the fullest extent permitted by applicable law, preserves the intent of, and provides the PMC with substantially the same benefits of, the proxy described hereunder. Except as otherwise provided for herein, Purchaser hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. The proxy described in this Section 6 shall terminate upon payment of the Remaining Purchase Price with respect to the applicable Restricted Shares.

7. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or by-laws, or through any reorganization, transfer of assets, consolidation, merger, scheme, arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all of the provisions of this Agreement. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of the Common Stock above the Remaining Purchase Price then in effect and (ii) shall take all such actions as necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock purchased pursuant to and in accordance with this Agreement.

8. STOCKHOLDER RIGHTS. Purchaser’s legal and beneficial interest in the Restricted Shares shall be cancelled and forfeited on the Expiration Date to the extent that the Remaining Purchase Price has not been paid by the Expiration Date with respect to such Restricted Shares and such Restricted Shares shall cease to be outstanding.

9. NOTICES. Whenever notice is required to be given under this Agreement, including, without limitation, a Payment Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 9 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 9 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

If to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Attention: David Levine and Julie Sigel

Email: warrantexercise@sculptor.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig E. Marcus

Email: craig.marcus@ropesgray.com

If to Purchaser, at such address or other contact information delivered by Purchaser to Company or as is on the books and records of the Company.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Purchaser.

11. GOVERNING LAW; JURY TRIAL. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. EACH OF THE COMPANY AND PURCHASER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of Purchaser to pursue actual damages for any failure by the Company to comply with the terms of this Agreement. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Purchaser and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Agreement shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Agreement shall be deemed to be jointly drafted by the Company and Purchaser and shall not be construed against any Person as the drafter hereof. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

14. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

“Black-Scholes Value” means the value of this Agreement based on the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg determined as of the Trading Day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Agreement as of such date of request, (ii) an expected volatility for the Common Stock equal to the 100-day volatility obtained from the “HVT” function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Change of Control, or, if Change of Control is not publicly announced, the date such Change of Control occurs or is consummated, (iii) an underlying price per share equal to the greater of (A) the sum of the price per share being offered in cash, if any, plus the per share value of any non-cash consideration, if any, being offered in such Change of Control and (B) the greater of (x) the last Weighted Average Price immediately prior to the public announcement of such Change of Control and (y) the last Weighted Average Price immediately prior to the consummation of such Change of Control, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control” has the meaning ascribed to such term in the Credit Agreement as of the Effective Date.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be deemed to be the fair market value per share of such security as determined in good faith by the independent members of the Board in reliance upon an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose and reasonably acceptable to Purchaser (or if there is more than one Purchaser, a majority in interest of Purchasers excluding any Purchaser that is an Affiliate of the Company). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Common Stock” means (i) the Company’s Class A common stock, par value $0.01 per share, and (ii) any capital stock into which such Class A common stock shall have been changed or any capital stock resulting from a reclassification of such Class A common stock.

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Select Market or The Nasdaq Global Market.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness (as defined in the Credit Agreement) prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs, in each case as defined in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date that is the tenth (10) year anniversary of the Effective Date.

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X), taken as a whole, to one or more Subject Entities, (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock; (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Effective Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company; or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or such entity, the Person or such entity designated by Purchaser or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Market” means the New York Stock Exchange.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into, or in each case, the resulting Parent Entity.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and Purchaser. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Purchase Agreement as of the date first above written.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

PAYMENT NOTICE

TO BE EXECUTED BY PURCHASER TO PURCHASE RESTRICTED SHARES OF CLASS

A COMMON STOCK

SCULPTOR CAPITAL MANAGEMENT, INC.

The undersigned (“Purchaser”) hereby exercises the right to purchase shares of Class A Common Stock (“Restricted Shares”) of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), pursuant to that certain Restricted Stock Purchase Agreement by and between the Company and Delaware Life Insurance Company, dated as of [●], 2020 (the “Agreement”). The Purchaser further hereby confirms that it has consulted with the Company regarding its form of purchase of such Restricted Shares pursuant to Section 1(d) of the Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

1. Form of Purchase. Purchaser intends that payment of the Remaining Purchase Price for __________ Restricted Shares shall be made as (check appropriate box):

[    ]“Cash Payment” with respect to the Restricted Shares; and/or

[    ]“Cashless Payment” with respect to the Restricted Shares

2. Payment of Remaining Purchase Price. To the extent Purchaser has elected Cash Payment, Purchaser shall pay the Aggregate Purchase Price in the sum of $_____________ to the Company in accordance with the terms of the Agreement.

3. Delivery of Restricted Shares. The Company shall deliver to Purchaser Restricted Shares in accordance with the terms of the Agreement.

Date:

Name of Purchaser

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Payment Notice and confirms receipt of the Aggregate Purchase Price for the above indicated number of Restricted Shares of Class A Common Stock (or the Net Number in the case of a Cashless Payment) and hereby directs the Transfer Agent to remove the restrictive legend related to this Agreement with respect to such Restricted Shares.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT O TO

CREDIT AND GUARANTEE AGREEMENT

FORM OF

BOARD REPRESENTATION AGREEMENT

THIS Board Representation AGREEMENT is dated as of [●] (this “Agreement”), by and among Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and Delaware Life Insurance Company (“Delaware Life”).

WHEREAS, Sculptor Capital LP, a Delaware limited partnership, (the “Borrower”), Sculptor Capital Advisors LP, a Delaware limited partnership (“Advisors”), Sculptor Capital Advisors II LP, a Delaware limited partnership (“Advisors II”) the other Guarantors (as defined therein) party thereto from time to time, the Lenders (as defined therein) party thereto from time to time, and the Administrative Agent (as defined therein), entered into that certain Credit and Guaranty Agreement (the “Credit Agreement”), dated as of September 25, 2020; and

WHEREAS, in connection with the transactions contemplated by the Credit Agreement, the Company and Delaware Life desire to establish in this Agreement certain terms and conditions concerning Delaware Life’s representation on the Company’s board of directors (the “Board”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01.    Definitions. When used herein (including in the above Preamble and Recitals) the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; provided, Delaware Life shall not be deemed to be an Affiliate of the Company, and vice versa. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall have the same meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, no Person shall be deemed to beneficially own any Voting Stock that is subject to a swap agreement or other similar agreement that transfers, in whole or in part, any economic consequences of ownership of such Voting Stock. The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Board” shall have the meaning set forth in the recitals.

“Board Right Period” means the period from the date of this Agreement until the date on which the Board Right Termination Event occurs.

“Board Right Termination Event” means the date upon which the Delaware Life Group ceases to Beneficially Own Voting Stock of the Company equal to at least the Ownership Threshold.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Change of Control” means, with respect to a person, at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of such person on a fully diluted basis.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any and all confidential or proprietary information, including business information, intellectual property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists of the Company or any Subsidiary of the Company.

“Credit Agreement” has the meaning set forth in the Recitals.

“Delaware Life” has the meaning set forth in the Preamble.

“Delaware Life Group” means Delaware Life, its Affiliates and the entities set forth on Schedule 1 of this Agreement (which Schedule 1 may be amended from time to time upon mutual agreement of the parties hereto).

“Director” means any member of the Board.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided, that Equity Interests shall not include convertible indebtedness prior to conversion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.

“FINRA” means the Financial Industry Regulatory Authority.

“Group” means two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Holder Designee” shall have the meaning set forth in Section 2.01(a).

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended.

“Ownership Threshold” means, at any time of determination, the Beneficial Ownership of fifty percent (50%) of the Voting Stock of the Company Beneficially Owned by the Delaware Life Group immediately following the closing under the Credit Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Representatives” shall, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and any successor statute.

“Subsidiaries” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, at least 50% of the securities, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Section 1.02.    Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Appendix or Exhibit shall be to an Article, Section, Appendix or Exhibit hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “herein,” hereof,” “hereto,”

and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01.    Board Representation.

(a)    Within 15 days following the closing of the Credit Agreement, the Board shall appoint one individual designated by Delaware Life to serve on the Board (the “Holder Designee”); provided, that such Holder Designee shall satisfy the applicable requirements set forth in Section 2.01(b); provided, further, that upon the occurrence of the Board Right Termination Event, Delaware Life shall promptly cause the Holder Designee, if then serving on the Board, to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which such Holder Designee is then appointed or on which he or she is then serving, and the right of Delaware Life to designate such Holder Designee shall terminate.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, a Holder Designee designated by Delaware Life pursuant to Section 2.01 (i) shall not be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or securities exchange on which the Company’s Equity Interests are listed or pursuant to applicable Law, (ii) shall, prior to his or her appointment or election to the Board, provide an executed resignation letter, in substantially the form attached hereto as Exhibit A, resigning from the Board and from any committees or subcommittees thereof to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event and (iii) shall, in the good faith reasonable judgement of the Nominating, Corporate Governance and Conflicts Committee of the Board, satisfy the requirements set forth in the Company’s Organizational Documents and the Corporate Governance Guidelines and Code of Business Conduct and Ethics included in the corporate governance section of the Company’s website, in each case, as in effect from time to time. The initial designee to serve as the Holder Designee shall be [●], who has been approved pursuant to Section 2.01(b)(iii).

(c)    During the Board Right Period, the Company shall use commercially reasonable efforts to procure, at each annual general meeting of the stockholders of the Company occurring during the Board Right Period at which the term of the Holder Designee will expire in accordance with the Company’s Organization Documents, the election or re-election, as the case may be, of the applicable Holder Designee to the Board, including by (i) nominating such Holder Designee for election to serve as a Director as provided in this Agreement, (ii) subject to compliance by Delaware Life with Section 2.01(f), including such nomination and other required information regarding such Holder Designee in the Company’s proxy materials for such meeting of stockholders and (iii) soliciting or causing the solicitation of proxies in favor of the election of such Holder Designee as a Director, for a term expiring at the next annual general meeting of stockholders at which members of the class of Directors to which the Holder Designee belongs are to be elected or re-elected, as the case may be, or until such Holder Designee’s successors shall have been elected and qualified, or at such earlier time, if any, as such Holder Designee may resign, retire, die or pursuant to this Agreement be removed as a Director, including upon the occurrence of a Board Right Termination Event in accordance with the terms of this Agreement.

(d)    Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to procure the election or re-election of any individual pursuant to Section 2.01(c) if such individual shall have previously been designated by Delaware Life pursuant to Section 2.01(a) or Section 2.01(c) and nominated by the Company for election or re-election, as the case may be, as a Director as provided in Section 2.01(c), and, following the vote of stockholders at the annual general meeting of stockholders of the Company, shall have failed to be elected or re-elected, as the case may be, as a Director by the requisite vote of the Company’s stockholders. For the avoidance of doubt, in such event, Delaware Life shall have the right to designate a different Holder Designee and the provisions of Section 2.01(c) and 2.01(d) shall apply to such replacement Holder Designee.

(e)    During the Board Right Period, (i) Delaware Life shall have the right (but not the obligation), upon written notice to the Company, to designate a Holder Designee to replace a Holder Designee who shall have resigned, retired, died or been removed from office (for any reason), (ii) the provisions of Section 2.01(c) and Section 2.01(d) shall apply to any such replacement Holder Designee and (iii) promptly following the receipt of written notice from Delaware Life as contemplated above following the resignation, retirement, death or removal from office of such Holder Designee, the Board shall appoint such replacement Holder Designee to serve on the Board in place of such former Holder Designee who has resigned, retired, died or been removed from office, in the class of Directors previously including such former Holder Designee.

(f)    Not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary of the prior year’s annual meeting of stockholders of the Company occurring during the Board Right Period at which members of the class of Directors to which the Holder Designee belongs are to be elected, Delaware Life shall (i) notify the Company in writing of the name of the Holder Designee to be nominated for election at such meeting and (ii) provide, or cause such Holder Designee to provide, to the Company, all information concerning such Holder Designee and his or her nomination to be elected as a Director at such meeting.

(g)    Notwithstanding anything in this Section 2.01 to the contrary, the Company will not be obligated to take any action in respect of any Holder Designee pursuant to Section 2.01(c) if Delaware Life shall have failed, in any material respect, to provide, or cause to be provided, any notice or information required by Section 2.01(f); provided, that the foregoing shall not in any way infringe upon or otherwise limit any remedy the Company may have with respect to such breach.

(h)    If the presence of the Holder Designee on the Board shall, in the reasonable judgment of the Board, violate, or, upon advice of outside counsel, be reasonably likely to violate, applicable Law or otherwise impair, or be reasonably likely to impair, the Board’s exercise of its fiduciary duties, Delaware Life shall cause the then-serving Holder Designee to resign (subject to Delaware Life’s right to designate a replacement Holder Designee in accordance with Section 2.01(e)) or, if reasonably sufficient, recuse himself or herself.

(i)    Directors of the Company are subject to removal pursuant to the applicable provisions of the organization documents of the Company; provided, however, for as long as this Agreement remains in effect, subject to applicable law, the Holder Designee may only be removed with the consent of Delaware Life, unless such removal is for cause.

(j)    At all times, the Holder Designee (i) while serving as a member of the Board, shall be entitled to coverage under any “directors’ and officers’” liability insurance maintained by the Company (or any person on behalf of the Company) and (ii) shall be entitled to all other rights to indemnification, advancement of expenses and exculpation, in each case, as are then made available to directors generally. For the avoidance of doubt, no adverse amendment to such rights will be effective as to a Holder Designee without such Holder Designee’s written consent.

Section 2.02.    Use of Information.

(a)    Notwithstanding anything in this Agreement to the contrary, the Holder Designee shall keep confidential and not publicly disclose discussions, or the Board’s views on matters considered, in meetings of the Board and Board committees, unless previously disclosed publicly by the Company.

(b)    Delaware Life shall not publicly disclose any Confidential Information received from the Holder Designee, except to the extent such information (i) has or has become generally known or available to the public through no breach of this section (b) by Delaware Life, (ii) was lawfully obtained by Delaware Life other than through the Holder Designee or (iii) was obtained from, or available to Delaware Life by, a third party which, to Delaware Life’s knowledge after due inquiry, was not bound by any confidential obligation to the Company which would prohibit such third party from disclosing such information to Delaware Life.

(c)    In the event that the Holder Designee or Delaware Life is compelled or required (orally or in writing) by a regulatory authority, Law, regulation, subpoena, court order, deposition, legal proceeding, civil investigative demand or investigation by any governmental authority or agency or other similar legal process to disclose any Confidential Information, the Holder Designee or Delaware Life (as applicable) shall promptly notify the Company in writing so that the Company may, at its sole expense, seek a protective order and/or file other motions to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Holder Designee or Delaware Life (as applicable) may disclose only such portion of the Confidential Information which is required to be disclosed; provided, that (A) the Holder Designee or Delaware Life (as applicable) shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Holder Designee or Delaware Life (as applicable) shall not, and shall not permit any of its Representatives to, oppose any motion for confidentiality brought by the Company in accordance with this Section 2.02(c). For the avoidance of doubt, the Holder Designee and Delaware Life will continue to be bound by its respective obligations pursuant to this Section 2.02(c) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(d)    Delaware Life shall not, and shall cause its Representatives and controlled Affiliates to not, use material non-public information obtained by any Holder Designee at any meetings of the Board or Board committees in a manner prohibited by applicable Law, including trading any securities of the Company while in possession of such material non-public information to the extent such trading would violate applicable Law. Delaware Life shall be responsible for any breach of this Agreement by any of its Representatives and controlled Affiliates.

ARTICLE III

MISCELLANEOUS

Section 3.01.    Termination. This Agreement shall automatically terminate and be of no further force and effect upon the earlier of (a) five (5) days after the occurrence of the Board Right Termination

Event and (b) the consummation of a Change of Control with respect to the Company in which all Voting Stock of the Company is exchanged for cash consideration or Equity Interests of a Person that is not an Affiliate of the Company.

Section 3.02.    Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 3.03.    Notices. Whenever notice is required to be given under this Agreement, including, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 3.03 prior to 5:00 p.m. (New York time) on a Business Day, and (E) the next Business Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 3.03 on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any Business Day, and will be delivered and addressed as follows:

If to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: [●]

Email: [●]

If to Delaware Life, to:

[●]

Such addresses may be changed, from time to time, by means of notice given in the manner provided in this Section 3.03.

Section 3.04.    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05.    Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY

EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 3.03; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 3.06.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 3.06AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 3.07.    Waivers. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought. Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 3.08.    Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void ab initio.

Section 3.09.    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

Section 3.10.    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 3.11.    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 3.12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.13.    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and Delaware Life of written or telephonic notification of such execution and authorization of delivery thereof.

Section 3.14.    Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective affiliates with respect to the subject matter hereof is superseded by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

Exhibit A

[Date]

Board of Directors of Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen,

I hereby resign from the Board of Directors of Sculptor Capital Management, Inc., and from any and all committees and subcommittees thereof to which I have been appointed or on which I serve, subject to, and effective immediately without further action upon, (i) the occurrence of the “Board Right Termination Event” (as defined in the Board Representation Agreement, dated as of [●], by and among Sculptor Capital Management, Inc. and Delaware Life Insurance Company) or (ii) the prior written request of Delaware Life Insurance Company. This resignation may not be withdrawn by me at any time.

Sincerely,

[Name]